UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6620 West Broad Street Richmond, Virginia 23230

April 11, 2013

Dear Stockholder,

You are invited to attend the 2013 Annual Meeting of Stockholders of Genworth Financial, Inc. to be held at 2:00 p.m. local time on Wednesday, May 15, 2013, at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

/s/ James S. Riepe	/s/ Thomas J. McInerney
James S. Riepe	Thomas J. McInerney
Non-Executive Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

2:00 p.m., May 15, 2013

The Westin Richmond

6631 West Broad Street

Richmond, Virginia 23230

April 11, 2013

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2013 Annual Meeting of Stockholders will be held at The Westin Richmond, 6631 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 15, 2013, at 2:00 p.m. local time, to address all matters that may properly come before the Annual Meeting. In addition to receiving a report on our business operations, stockholders will be asked:

(1)	to elect the nine nominees named in this proxy statement as directors for the ensuing year;

(2)	to approve, on an advisory basis, the compensation of our named executive officers;

(3)	to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013; and

(4)	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 4, 2013 will be entitled to vote at the meeting and any adjournments.

Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 11, 2013.

Cordially,

/s/ Leon E. Roday
Leon E. Roday
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to Be Held on May 15, 2013

Genworth’s proxy statement and annual report to stockholders are available at:

www.edocumentview.com/GNW

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

NOTE REGARDING THIS PROXY STATEMENT

As previously announced, on April 1, 2013, we completed a holding company reorganization in connection with a comprehensive capital plan for our U.S. Mortgage Insurance segment, which is discussed in further detail in the Compensation Discussion and Analysis section of this proxy statement. Pursuant to the reorganization, the public holding company historically known as “Genworth Financial, Inc.” (now renamed Genworth Holdings, Inc.) became a direct, wholly-owned subsidiary of a new public holding company that we formed and that now has been renamed Genworth Financial, Inc. In connection with the reorganization, all the stockholders of the old Genworth public holding company immediately prior to the completion of the reorganization automatically became stockholders of the newly-formed public holding company, owning the same number of shares of stock in the new public holding company that they owned in the old public holding company immediately prior to the reorganization. In addition, the Board of Directors of the new public holding company and its Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Legal and Public Affairs Committee are composed of exactly the same members as the Board of Directors, Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Legal and Public Affairs Committee of the old public holding company prior to the reorganization.

Accordingly, references to “we,” “Genworth,” the “company” or “our” in this proxy statement have the following meanings:

•	For periods prior to April 1, 2013: the old Genworth public holding company

•	For periods commencing April 1, 2013: the new Genworth public holding company

The Board of Directors of the new public holding company and its Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee have ratified and approved all actions previously taken by the Board of Directors of the old public holding company and its Audit Committee, Management Development and Compensation Committee and Nominating and Corporate Governance Committee, respectively, with respect to the 2013 Annual Meeting of Stockholders and this proxy statement and related matters.

i

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2013 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 15, 2013 at 2:00 p.m. local time
Place:	The Westin Richmond, 6631 West Broad St., Richmond, Virginia 23230
Record Date:	April 4, 2013
Voting Rights:	Stockholders of record as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals presented at the meeting.

2012 in Review—A Year of Transition

Rebuilding Stockholder Value

•

During 2012, we completed a strategic review of our business portfolio and announced developments to our strategy designed to enhance stockholder value by focusing on two core businesses: U.S. Life Insurance, which includes our life insurance, long-term care insurance and fixed annuities businesses; and Global Mortgage Insurance, which includes mortgage insurance in the United States, Canada, Australia and other markets.

•	We also announced a goal of rebuilding stockholder value by improving business performance, simplifying our business portfolio, generating capital and increasing financial strength and flexibility.

Leadership Transition

•

Following a search conducted by our Board, we named Thomas J. McInerney as our new President and Chief Executive Officer, effective as of January 1, 2013, and approved his compensation package with an emphasis on stock appreciation rights (“SARs”) that only deliver value based on stock price appreciation.

•

Mr. McInerney’s appointment followed the resignation in May 2012 of Michael D. Fraizer as our Chairman of the Board and as our President and Chief Executive Officer, and our entry into a separation agreement with Mr. Fraizer. Following Mr. Fraizer’s resignation and prior to Mr. McInerney’s appointment, Martin P. Klein, our current Executive Vice President and Chief Financial Officer, served as our Acting President and Acting Chief Executive Officer. Additionally, James S. Riepe was appointed as Non-Executive Chairman of the Board.

•

In connection with our leadership transition and the announcement of our strategic developments, we approved incentive and retention programs to motivate and retain key leaders. The programs consist of equity and cash-based incentives and a severance plan that promotes retention through the end of 2014.

2012 Performance and Impact on Compensation

•

We ended the year with stabilized financial results in our mortgage insurance business in Australia and other countries, improved performance in our U.S. Mortgage Insurance segment, and improved statutory performance in our U.S. Life Insurance segment. We also made progress in executing our plans to strengthen our financial position and address our non-core businesses, all of which are designed to rebuild stockholder value.

•

Although the company reported financial results for 2012 that represented an improvement over 2011, we fell short of our key goals relating to net operating income and net operating earnings per share. As a result, we paid annual incentives ranging from 62% to 91% of targeted amounts, and mid-term incentives ranging from zero to 28% of targeted amounts, to our continuing named executive officers. These actions are described in more detail in the Compensation Discussion and Analysis section of this proxy statement beginning on page 28.

Voting Matters and Board Recommendations

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR each director	7
2. Advisory Vote to Approve Executive Compensation	FOR	65
3. Ratification of Independent Registered Public Accounting Firm	FOR	70

Our Director Nominees

The table below sets forth information about our director nominees, each of which is an incumbent member of our Board, including their ages, length of service on our Board, relevant experience and Board committee memberships.

Director	Age	Director Since	Experience	Board Committees
William H. Bolinder	69	2010	Former President, Chief Executive Officer and a director of Acadia Trust N.A.	NCGC LPAC
G. Kent Conrad	65	2013	Former U.S. Senator	LPAC
Nancy J. Karch	65	2005	Former Senior Partner of McKinsey & Company	MDCC NCGC (Chair)
Thomas J. McInerney	56	2013	President and Chief Executive Officer of Genworth Financial, Inc.
Christine B. Mead	57	2009	Former Executive Vice President and Chief Financial Officer of Safeco Corporation	AC LPAC
David M. Moffett	61	2012	Former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation	LPAC
Thomas E. Moloney	69	2009	Former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc.	AC LPAC (Chair)
James A. Parke	67	2004	Former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company	AC (Chair) MDCC
James S. Riepe+	69	2006	Former Vice Chairman of T. Rowe Price Group, Inc.	AC MDCC (Chair)

+	Non-Executive Chairman of the Board
AC	= Audit Committee
MDCC	= Management Development and Compensation Committee
NCGC	= Nominating and Corporate Governance Committee
LPAC	= Legal and Public Affairs Committee

Our Corporate Governance Facts

Size of Board (as of the Annual Meeting)	9
Number of Independent Directors (as of the Annual Meeting)	8
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Independent Chairman & CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholders Holding at least 40% of Outstanding Common Stock Have Ability to Call Special Meeting	Yes
Annual Advisory Approval of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes
No Poison Pill	Yes

Our Executive Compensation Philosophy and Practices

Our executive compensation program utilizes a balanced mix of base salary, annual and long-term incentives and customary benefits to attract and retain highly qualified executives, and maintains a strong relationship between executive pay and company performance. As evidenced by the results of our “say-on-pay” votes at both our 2011 and 2012 Annual Meetings of Stockholders, with over 94% and 93%, respectively, of shares represented in person or by proxy at the meeting voting in favor, we believe that stockholders have indicated strong support for the structure and execution of our named executive officer compensation program.

Highlights of our named executive officer compensation program, as described in the Compensation Discussion and Analysis section, include:

•	a compensation program that is performance-based and measures performance over multiple timeframes;

•	annual incentives that are earned based on a qualitative review of business and individual performance against key financial and non-financial objectives;

•	annual long-term equity grants in the form of SARs, which provide value only to the extent our stock price increases after the date of grant, thereby aligning stockholder and executive interests; and

•	appropriate risk management practices, including a clawback policy, anti-hedging policy, stock ownership requirements and net hold requirements with respect to equity grants.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. on behalf of the Board of Directors for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 11, 2013.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1) to elect the nine nominees named in this proxy statement as directors for the ensuing year;

(2) to approve, on an advisory basis, the compensation of our named executive officers;

(3) to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013; and

(4) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the recommendation of the Board of Directors with respect to each proposal?

The Board of Directors recommends votes:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.

Will any other matters be presented for a vote at the Annual Meeting?

At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote at the Annual Meeting?

All holders of record of our Class A common stock, par value $0.001 (our “common stock”), at the close of business on April 4, 2013 (the “record date”) are entitled to vote at the Annual Meeting.

As of the record date, there were 493,074,758 shares of common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

If you hold shares of our common stock through the Genworth Financial, Inc. Retirement and Savings Plan or an international employee benefit plan that includes our common stock (each, a “benefit plan”), you will receive a separate voting instruction card covering those shares from the plan trustee.

How do I vote my shares?

Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by Internet. Granting a proxy by telephone or by Internet will be available through 11:59 p.m. Eastern time on May 14, 2013.

Voting instructions appear on your proxy card. If you grant a proxy by telephone or by Internet, please have your proxy card available.

If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

Proxies submitted by mail, telephone or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you submit a proxy but do not specify how your shares are to be voted, the proxies will vote your shares:

•	FOR the election of the nine nominees named in this proxy statement as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.

If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	subsequently granting a proxy by telephone or by Internet;

•	returning a later-dated proxy card;

•	sending your notice of revocation to Leon E. Roday, our Secretary; or

•	attending the Annual Meeting and voting in person.

If you submit your changed proxy or revocation by telephone or by Internet, it must be received by 11:59 p.m. Eastern time on May 14, 2013. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a holder of record or a beneficial owner of common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

What is a quorum?

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is required for the items of business at the Annual Meeting?

Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and “broker non-votes” counting as votes neither for nor against such director’s election. Under our Bylaws, any incumbent director who is a nominee in an uncontested election who does not receive a majority of votes cast shall promptly tender his or her resignation from the Board of Directors following the certification of the stockholder vote. Any resignation so received will not be made effective until it is acted upon by the Board of Directors. The Nominating and Corporate Governance Committee (the “Nominating Committee”) will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating Committee’s recommendation and publicly disclose its decision and the reason for the decision. The director resignation procedures set forth in our Bylaws do not apply to contested elections of directors.

The Board of Directors has proposed nine nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the Board of Directors has not determined that the election will be contested, and each director will be elected by a majority of votes cast.

Advisory vote to approve named executive officer compensation. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the non-binding, advisory vote to approve the compensation of our named executive officers. The vote is advisory, and therefore not binding on the company, the Management Development and Compensation Committee (the “Compensation Committee”) or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013.

Other matters. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other matters.

How are abstentions and broker non-votes counted?

Because the election of directors is uncontested, directors will be elected by a majority of votes cast, as provided under our Bylaws. Abstentions will not be counted in determining whether a director has received a majority of the votes cast for his or her election. Abstentions will have the same effect as votes against the advisory vote on the approval of named executive officer compensation, and the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013.

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on the election of directors. Broker non-votes do not count as votes and, therefore, will not be counted in determining whether a director has received a majority of the votes cast for his or her election.

Brokers also do not have the discretionary authority to cast an advisory vote on named executive officer compensation. As a result, they will not be treated as entitled to vote on the matter and therefore will not have any effect on the outcome of this proposal.

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2013 is deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.

Who is the inspector of election?

The Board of Directors has appointed a representative of Computershare Shareowner Services LLC to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2012 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $16,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2014 Annual Meeting?

The rules of the U.S. Securities and Exchange Commission (the “SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2014 proxy materials must be received on or before the close of business on December 12, 2013. Proposals for inclusion in our 2014 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2014 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2014 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 14, 2014 nor earlier than the close of business on January 15, 2014. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. Our Bylaws provide that business proposals that comply with all rules and requirements of the SEC and are included in our proxy statement are deemed to comply with the advance notice procedures in our Bylaws.

All notices of intention to present director nominations or other business proposals at the 2014 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2013 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated and certified. To view the results, go to www.genworth.com and click “Investors” then click “2013 Annual Meeting Results.”

In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?

Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.computershare.com/investor. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Computershare Shareowner Services LLC in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Genworth’s 2012 Annual Report electronically?

This proxy statement and Genworth’s 2012 Annual Report may be viewed online at www.edocumentview.com/GNW.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 without charge, address your request to Investor Relations, Genworth

Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.genworth.com, click “Investors,” then click “SEC Filings & Financial Reports” and finally click “Annual Reports and Proxy Statements.” The Annual Report on Form 10-K also may be accessed at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the Board of Directors.

How may stockholders or other interested parties communicate directly with the non-management directors?

Stockholders and other interested parties may communicate directly with the non-management directors, individually or as a group, by any of the means set forth above or as follows:

By Mail

Non-Management Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may stockholders or other interested parties communicate directly with the Non-Executive Chairman of the Board?

Stockholders and other interested parties may communicate directly with the Non-Executive Chairman of the Board by any of the means set forth above. If you choose to communicate via email or mail, please note Attn: Non-Executive Chairman of the Board in the mailing address or subject line of the email.

How do I communicate directly with Genworth?

You may communicate directly with Genworth as follows:

By Mail

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

OMBUDSPERSON

By Mail

Genworth Ombudsperson

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-888-251-4332

By E-mail

OmbudsOffice.Genworth@genworth.com

AUDIT COMMITTEE

By Mail

Audit Committee

Genworth Financial, Inc.

6620 West Broad Street

Building #1

Richmond, Virginia 23230

Anonymously By Phone

1-866-717-3594

By E-mail

Directors@genworth.com

ELECTION OF DIRECTORS

Currently, ten directors serve on our Board of Directors, the terms for whom all expire at the Annual Meeting. One of our current directors, Mr. Steven W. Alesio, will not stand for re-election at the Annual Meeting. Our Board of Directors adopted a resolution in April 2013 setting the size of the Board of Directors at nine members, effective as of the Annual Meeting. Accordingly, at the Annual Meeting, nine directors are to be elected to hold office until the 2014 Annual Meeting and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in the Bylaws. Working through its Nominating Committee, our Board of Directors continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

The nine nominees for election at the Annual Meeting are listed on pages 8 to 12 with brief biographies and descriptions of their qualifications and skills to serve as our directors. See the Board of Directors and Committees—Board Composition section for a description of how our directors’ blend of backgrounds benefits our company. The Board of Directors has determined that eight of the nine nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

William H. Bolinder, 69, former President, Chief Executive Officer and a director of Acadia Trust N.A. Director since October 2010.

Mr. Bolinder retired in June 2006 from serving as President, Chief Executive Officer and a director of Acadia Trust N.A., positions he had held since 2003. He had previously been a member of the Group Management Board for Zurich Financial Services Group from 1994 to 2002. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987. He has been a director of Endurance Specialty Holdings Ltd. since December 2001 and became the non-executive Chairman of the Board in March 2011. Mr. Bolinder also previously served as a director of Quanta Capital Holding Ltd. from January 2007 to October 2008. Mr. Bolinder has also served on the board of the American Insurance Association, American Institute for Chartered Property Casualty Underwriting, Insurance Institute for Applied Ethics, Insurance Institute of America, Insurance Services Office, Inc. and the National Association of Independent Insurers. Mr. Bolinder received a B.S. in Business Administration from the University of Massachusetts, Dartmouth.

Qualifications: Mr. Bolinder offers extensive experience in the insurance and financial services industry, including a combined 16 years serving in various positions with one of the world’s largest insurance companies and its U.S. subsidiary, and three years as president, chief executive officer and director of an investment advisory and trustee company. Mr. Bolinder’s current and former directorships with underwriters of specialty lines of insurance and reinsurance provide valuable knowledge regarding the international financial services sector.

G. Kent Conrad, 65, former U.S. Senator. Director since March 2013.

Sen. Conrad served as a U.S. Senator representing the State of North Dakota from January 1987 to January 2013. He served as the Chair of the Senate Budget Committee from 2006 until his retirement. Prior to serving in the U.S. Senate, Sen. Conrad served as the Tax Commissioner for the State of North Dakota from 1981 to 1986 and as Assistant Tax Commissioner from 1974 to 1980. Sen. Conrad holds an A.B. degree in Political Science from Stanford University and an M.B.A. degree from George Washington University.

Qualifications: Sen. Conrad’s experience as a U.S. Senator, including serving as Chair of the Senate Budget Committee for approximately six years, provides the Board with information and insight into fiscal affairs, governmental relations and legislative and regulatory issues.

Nancy J. Karch, 65, former Senior Partner of McKinsey & Company. Director since October 2005.

Ms. Karch was a Senior Partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. Prior thereto, Ms. Karch served in various executive capacities at McKinsey since 1974. She has served as a director of Kimberly-Clark Corp. since June 2010, Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.) since January 2000, MasterCard Incorporated since January 2007, and CEB (Corporate Executive Board, Inc.) since October 2001. Ms. Karch is also on the board of the Westchester Land Trust and Northern Westchester Hospital, both not-for-profit organizations. Ms. Karch received a B.A. in Mathematics from Cornell University, an M.S. in Mathematics from Northeastern University and an M.B.A. from Harvard Business School.

Qualifications: Ms. Karch, based on her 26 years at a global consulting firm, including 12 years as a Senior Partner, offers substantial expertise in the area of strategic and marketing issues. Ms. Karch also has substantial experience as a public company director.

Thomas J. McInerney, 56, President and Chief Executive Officer of Genworth Financial, Inc. Director since January 2013.

Mr. McInerney has been our President and Chief Executive Officer since January 2013. Before joining our company, Mr. McInerney had served as a Senior Advisor at the Boston Consulting Group from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. Prior to that, Mr. McInerney spent 30 years working with ING Groep NV and Aetna Inc. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer for ING’s insurance and investment management businesses worldwide. From April 2006 to October 2009, he was the Chairman and Chief Executive Officer of ING Americas and a member of ING Groep’s Executive Board, where he led ING’s pension, retirement services, insurance and investment management businesses in the United States, Canada and seven countries in Latin America. From October 2001 to April 2006, he was the Chief Executive Officer of ING U.S. Financial Services, where he was the head of ING’s insurance, retirement services and mutual funds business in the United States, and from December 2000 to October 2001, he was Chief Executive Officer of ING U.S. Worksite Financial Services, which focused on ING’s employer-sponsored services. In 2000, ING Groep acquired Aetna Financial Services, for which Mr. McInerney served as President from August 1997 to December 2000. Prior to that, he served in many leadership positions with Aetna, including Senior Vice President for Sales and National Accounts for Aetna U.S. Healthcare from April 1996 to August 1997 and Vice President of Strategy for Aetna Inc. from July 1995 to April 1996. Mr. McInerney began his career as an insurance underwriter with Aetna Casualty and Surety in June 1978. Mr. McInerney has been active with the American Council of Life Insurers and the Financial Services Roundtable, having served on each association’s board and Chief Executive Officer Committee. Mr. McInerney received a B.A. in Economics from Colgate University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Qualifications: Mr. McInerney offers insight into the company from his current role as the President and Chief Executive Officer. He also brings extensive knowledge of the insurance and financial services industries gained through 30 years of experience serving in significant leadership positions with Aetna Inc. and ING Groep NV.

Christine B. Mead, 57, former Executive Vice President and Chief Financial Officer of Safeco Corporation. Director since October 2009.

Ms. Mead was the Executive Vice President and Chief Financial Officer of Safeco Corporation and the Co-President of the Safeco insurance companies from November 2004 until her retirement in December 2005. From January 2002 to November 2004, Ms. Mead served as Senior Vice President, Chief Financial Officer and Secretary of Safeco Corporation. Prior to joining Safeco in 2002, Ms. Mead served in various roles at Travelers Insurance Companies from 1989 to 2001, including Senior Vice President and Chief Financial Officer, Chief Accounting Officer, and Controller. Ms. Mead also served with Price Waterhouse LLP from 1980 to 1989, and with Deloitte Haskins & Sells in the United Kingdom from 1976 to 1980. Ms. Mead also serves as a trustee of the Idaho Chapter of The Nature Conservancy, a non-profit organization. Ms. Mead received a B.S. in Accounting from University College Cardiff, United Kingdom.

Qualifications: Ms. Mead brings experience as the former chief financial officer of a public company. She also worked for 16 years in the insurance industry, as well as 13 years for major accounting firms. Her international background adds a unique perspective to our Board.

David M. Moffett, 61, former Chief Executive Officer and director of Federal Home Loan Mortgage Corporation. Director since December 2012.

Mr. Moffett was the Chief Executive Officer and a director of the Federal Home Loan Mortgage Corporation from September 2008 until his retirement in March 2009. Prior to this position, Mr. Moffett served as a Senior Advisor with the Carlyle Group LLC from May 2007 to September 2008. Mr. Moffett also served as the Vice Chairman and Chief Financial Officer of U.S. Bancorp from 2001 to 2007, after its merger with Firstar Corporation, having previously served as Vice Chairman and Chief Financial Officer of Firstar Corporation from 1998 to 2001 and as Chief Financial Officer of StarBanc Corporation, a predecessor to Firstar Corporation, from 1993 to 1998. Mr. Moffett has served as a director of eBay Inc. since July 2007 and CIT Group Inc. since July 2010. He also previously served on the boards of directors of MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to September 2008 and Building Materials Holding Corporation from May 2006 to November 2008. Mr. Moffett also serves as a trustee on the boards of Columbia Fund Series Trust I and Columbia Funds Variable Insurance Trust, overseeing approximately 52 funds within the Columbia Funds mutual fund complex. He also serves as a trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.A. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Qualifications: Mr. Moffett has many years of experience as the chief financial officer of public financial services companies. He also has experience as the chief executive officer of an entity in the housing finance industry, including related public policy experience.

Thomas E. Moloney, 69, former Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. Director since October 2009.

Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 31, 2007 to March 31, 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012 (MSC was acquired in 2012 and ceased to be a public company in 2008). Mr. Moloney is on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley College and holds a Masters Professional Director Certification from the Corporate Directors Group.

Qualifications: Mr. Moloney provides almost 40 years of insurance industry and accounting experience, including having served as the chief financial officer of a public insurance company. He provides extensive knowledge of accounting and finance in regard to insurance products and industry trends.

James A. Parke, 67, former Vice Chairman and Chief Financial Officer of GE Capital Services and former Senior Vice President of General Electric Company. Director since May 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at General Electric Company (“GE”) in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital Services and a Vice President of GE. Prior thereto, from 1981 to 1989 he held various management positions in several GE businesses. He serves as a director of buildOn, a not-for-profit corporation. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

Qualifications: Mr. Parke offers extensive experience in the areas of finance, financial services and capital markets, gained in part through his 37 years of experience with GE and GE Capital, including having served as a former Vice Chairman and Chief Financial Officer of GE Capital, where he helped build GE’s financial and insurance businesses.

James S. Riepe, 69, Senior Advisor and former Vice Chairman of T. Rowe Price Group, Inc. Director since March 2006, Lead Director from February 2009 to May 2012 and Non-Executive Chairman of the Board since May 2012.

Mr. Riepe is a retired Vice Chairman and a Senior Advisor at T. Rowe Price Group, Inc. Mr. Riepe served as the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Prior to joining T. Rowe Price Group, Inc. in 1982, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe has served as a director of The NASDAQ OMX Group, Inc. since May 2003 and LPL Financial Holdings Inc. since February 2008. Mr. Riepe also previously served as a director of T. Rowe Price Group, Inc. from 1981 to 2006 and as a director of 57 T. Rowe Price registered investment companies (mutual funds) until his retirement in 2006. He is a member of the University of Pennsylvania’s Board of Trustees. Mr. Riepe received a B.S. in Industrial Management, an M.B.A. and an Honorary Doctor of Laws degree from the University of Pennsylvania.

Qualifications: Mr. Riepe brings to the Board significant expertise in finance and investments, as well as extensive management and operating experience, gained through his role as a senior executive in the investment management industry, including 23 years with T. Rowe Price.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

ELECTION OF MR. BOLINDER, SEN. CONRAD, MS. KARCH, MR. MCINERNEY, MS. MEAD,

MR. MOFFETT, MR. MOLONEY, MR. PARKE AND MR. RIEPE.

CORPORATE GOVERNANCE

Governance Principles

Our Governance Principles are published on Genworth’s website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.genworth.com, click “Investors” and then click “Corporate Governance.” The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Genworth’s website.

Meeting Attendance

The Board held 13 meetings during 2012. During 2012, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. Six of our seven current directors who were serving at the time of our 2012 Annual Meeting of Stockholders attended the meeting.

Board Leadership Structure

Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. As further described in our Governance Principles, the company’s business is conducted day-to-day by its officers, under the direction of its Chief Executive Officer (“CEO”) and the oversight of the Board, to enhance the long-term value of the company for its stockholders. Our bylaws require our Board of Directors to appoint a Chairman of the Board but give it the flexibility to appoint as Chairman (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. Our Board of Directors determines who to appoint as our Chairman based on the knowledge and experience of the people then serving on our Board of Directors and as CEO and chooses the person whom it believes best meets the needs of our company at that time. In May 2012, our Board of Directors selected James S. Riepe, an independent director since 2006 and formerly our Lead Director, to serve as our Non-Executive Chairman of the Board. Our Board of Directors selected Mr. Riepe based on his service with and knowledge of our company and his significant leadership experience. In connection with the decision to appoint Mr. McInerney as our new CEO, our Board determined that maintaining separate CEO and Chairman of the Board positions is the appropriate leadership structure for the company at this time.

As more fully set forth in our Governance Principles, available on our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” again), the Non-Executive Chairman’s responsibilities and authority include:

•	presiding at all meetings of the Board, stockholders and non-management and independent directors;

•	facilitating efficient board operations through regular engagement with standing committees of the Board and individual directors;

•	regularly communicating with the CEO to provide him or her with advice and counsel, and to share information about recent developments;

•	serving as a liaison between the CEO and the non-management and independent directors;

•	consulting on meeting agendas;

•	working with management to assure that meeting materials are fulfilling the needs of directors;

•	consulting on the meeting calendar and meeting schedules to assure there is sufficient time to discuss all agenda items;

•	periodically calling meetings of the non-management and independent directors, including at the request of such directors;

•	working with the CEO to respond to stockholder inquiries involving the Board; and

•	fulfilling other responsibilities as determined by the Board.

Role of Board in the Oversight of Risk

Our Board of Directors recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. The Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. The Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management and the independent registered public accounting firm the company’s risk assessment process and management policies with respect to the company’s major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. The Compensation Committee oversees the risks relating to compensation plans and programs, as well as management development and leadership succession in the company’s various business units. Our Nominating Committee is responsible for the oversight of risks relating to corporate governance. Our Legal and Public Affairs Committee oversees risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as government relations and potential reputational risks. In addition, each of the Board’s committees has established a process to review the risks for which the committee has oversight and the related actions that mitigate these risks. We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chairman of the Board working together with our independent Audit Committee and our other standing committees.

Director Independence

Our Board currently consists of ten directors, nine of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our CEO. For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Genworth. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of our Governance Principles, which are available on our website. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations. The Board has determined that Mr. Bolinder, Sen. Conrad, Ms. Karch, Ms. Mead, Mr. Moffett, Mr. Moloney, Mr. Parke and Mr. Riepe satisfy the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board has determined that Steven W. Alesio, who is currently serving on the Board but is not standing for re-election at the Annual Meeting, also satisfies the NYSE’s independence requirements and Genworth’s independence guidelines. In addition, the Board had previously determined that Risa J. Lavizzo-Mourey, who did not stand for re-election at the 2012 Annual Meeting, and J. Robert “Bob” Kerrey, who resigned from our Board on March 14, 2012, both satisfied the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The Board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Ethics. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Code of Ethics is published in the corporate governance section of our website. To view our Code of Ethics, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Code of Business Conduct & Ethics” and finally click “Genworth Code of Ethics.” Section 11 of our Governance Principles, which are available on our website, more fully addresses our Code of Ethics. Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our Code of Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business and government in areas that are relevant to the company’s global activities. Each director was nominated on the basis of the unique set of qualifications and skills he or she brings to the Board, as well as how those qualifications and skills blend with those of the others on the Board as a whole. See the Election of Directors section for a description of each director nominee’s qualifications and skills.

As a group, apart from Mr. McInerney, our board nominees include two former chief executive officers (Mr. Bolinder and Mr. Moffett), four former chief financial officers (Ms. Mead, Mr. Moffett, Mr. Moloney and Mr. Parke), three directors with a background in insurance (Mr. Bolinder, Ms. Mead and Mr. Moloney), two directors with a background in finance and investment management (Mr. Bolinder and Mr. Riepe), three with experience in mergers and acquisitions (Ms. Mead, Mr. Moloney and Mr. Parke), four with risk experience (Mr. Bolinder, Ms. Mead, Mr. Moloney and Mr. Parke), two with consumer marketing experience (Ms. Karch and Mr. Riepe), one with distribution experience (Ms. Karch), two with public policy experience (Sen. Conrad and Mr. Moffett) and one with housing finance experience (Mr. Moffett). The blend of our directors’ unique backgrounds ensures that issues facing the company are examined and addressed with the benefit of a broad array of perspectives and expertise.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than one nor more than 15. Our Governance Principles further state that the size of the Board should be in the range of seven to 15 directors. As discussed above, our Board of Directors has set the size of the Board of Directors at nine members, effective at the Annual Meeting, but continues to evaluate the optimal size for the Board and will continue to consider the addition of one or more independent directors to the Board.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until the earlier of their resignation or removal in a manner provided for in the Bylaws. The holders of common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions for other public companies should not serve on more than two other boards of public companies in addition to the Genworth Board and other directors should not serve on more than four other boards of public companies in addition to the Genworth Board.

Board Committees

The four standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating Committee and the Legal and Public Affairs Committee. These committees are described below. The Board has established written charters for each of its four standing committees. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities.

The table below shows the current Board committee memberships and the number of meetings each committee held in 2012.

Director	Audit	Management Development and Compensation	Nominating and Corporate Governance	Legal and Public Affairs
Steven W. Alesio		X	X
William H. Bolinder			X	X
G. Kent Conrad				X
Nancy J. Karch		X	C
Thomas J. McInerney*
Christine B. Mead	X			X
David M. Moffett				X
Thomas E. Moloney	X			C
James A. Parke	C	X
James S. Riepe+	X	C
Number of 2012 Meetings	11	12	18	5

* Mr. McInerney, a non-independent director, does not serve on any standing committees of the Board.

+ Non-Executive Chairman of the Board

C = Committee Chair

X = Committee Member

Audit Committee

The Board has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists solely of “independent” directors as defined under the applicable rules of the NYSE and the SEC. In addition, the Board has determined that all four of the Audit Committee’s current members, Ms. Mead and Messrs. Moloney, Parke and Riepe, are “audit committee financial experts,” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Charter”), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee’s duties include:

•	selecting our independent registered public accounting firm and approving the terms of its engagement;

•	reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements and certain other financial information;

•	discussing with management and our independent registered accounting firm any audit problems or difficulties and management’s response;

•

overseeing risks associated with financial accounting and reporting, including the system of internal control, which includes reviewing and discussing with management the company’s risk assessment process and management policies with respect to the company’s major financial risk exposure and the procedures utilized by management to identify and mitigate the exposure to such risks;

•	discussing with management the company’s overall investment portfolio and investment strategies;

•	reviewing our financial reporting and accounting standards and principles;

•	reviewing our internal system of financial controls and the results of internal audits;

•	obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures;

•	reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

•	establishing policies and procedures for the review and approval of all proposed transactions with “Related Persons,” as that term is defined in Section 11(b) of our Governance Principles.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee’s report appears on page 68 of this proxy statement.

Management Development and Compensation Committee

The Compensation Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Management Development and Compensation Committee” and finally click “Charter”), the Compensation Committee’s responsibilities include:

•	monitoring our management resources, structure, succession planning, development and selection process as well as the performance of senior executive officers;

•	reviewing and approving our executive officer compensation and incentive compensation plans; and

•	overseeing risks relating to management development and compensation programs.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee’s report appears on page 49 of this proxy statement. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis section below.

Nominating and Corporate Governance Committee

The Nominating Committee consists solely of “independent” directors under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Nominating and Corporate Governance Committee” and finally click “Charter”), the Nominating Committee’s responsibilities include:

•	proposing director nominees for our Board;

•	reviewing the Board’s committee structure and recommending committee members;

•	developing and annually reviewing our governance guidelines;

•	overseeing the annual self-evaluations of our Board and its committees;

•	overseeing risks related to corporate governance; and

•	reviewing annually director compensation and benefits.

In 2012, the Nominating Committee was also designated to serve as the search committee for our new CEO.

The Nominating Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors nominates director candidates and makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Building #1, Richmond, Virginia 23230.

The Nominating Committee believes all director nominees should meet certain qualifications and possess certain qualities or skills that, when considered in light of the qualities and skills of the other director nominees, assist the Board in overseeing the company’s operations and developing and pursuing its strategic objectives. The Nominating Committee believes each director nominee should at a minimum:

•	possess the highest personal and professional ethics, integrity and values;

•	be committed to representing the long-term interests of the stockholders;

•	have an inquisitive and objective perspective, practical wisdom and mature judgment;

•	bring a distinct skill set of value to the Board and the company when viewed alone and in combination with other directors;

•	be willing and able to devote sufficient time to carrying out his or her duties and responsibilities effectively; and

•	be committed to serve on the Board for an extended period of time.

The Nominating Committee, as a matter of practice, takes diversity factors into account when considering potential director nominees. The company does not have a formal policy on Board diversity. The qualifications, qualities and skills required for directors are further set forth in Section 3 of Genworth’s Governance Principles, which are available on our website.

In addition to considering candidates suggested by stockholders, the Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. Sen. Conrad and Mr. Moffett were each evaluated as a candidate for the Board by our Nominating Committee at the suggestion of our outside search firm. The Nominating Committee considers all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our qualifications, qualities and skills for directors. Where there is an interest in a particular candidate, the Nominating Committee’s review is multi-faceted and typically includes a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Nominating Committee.

Legal and Public Affairs Committee

The principal purpose of the Legal and Public Affairs Committee is to assist the Board in its oversight responsibilities relating to our practices and positions on corporate legal, regulatory and legislative issues, compliance and consumer policies and corporate citizenship initiatives that affect our stockholders, employees and customers. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click

“Legal and Public Affairs Committee” and finally click “Charter”), the Legal and Public Affairs Committee’s responsibilities include:

•	advising on our policy on legislative and regulatory matters, including key public policy positions;

•	receiving reports regarding pending litigation or disputes and investigations/regulatory matters involving Genworth;

•	reviewing periodically the nature and amount of our political contributions and the operations of our political action committee;

•	reviewing periodically and overseeing our compliance processes and policies;

•

considering our policies and practices and making recommendations on matters of corporate citizenship, including philanthropic programs and financial and other support of charitable, educational and cultural organizations; and

•	overseeing risks associated with litigation, legislative and regulatory changes and compliance policies and issues, as well as governmental relations and potential reputational risks.

Meetings of Non-Management and Independent Directors

Our independent directors met without management present at each regularly scheduled Board meeting during 2012. Our Governance Principles provide that the non-management directors will meet without management present at each regularly scheduled Board meeting. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. In addition, our Governance Principles provide that if the non-management directors include individuals who are not independent directors (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles), then the independent directors on our Board will separately meet at least one time each year. The Board has determined that all of our current non-management directors are also independent directors. Our Governance Principles provide that the Non-Executive Chairman of the Board, currently Mr. Riepe, will preside at the meetings of the non-management directors and the independent directors; in the absence of Mr. Riepe, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chairman of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.

Compensation of Directors

Pursuant to its charter, the Nominating Committee conducts an annual review of “non-management director” compensation and benefits and recommends any changes to the Board of Directors for the Board’s consideration. Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director. As part of its 2012 review, the Nominating Committee engaged Steven Hall & Partners, LLC to provide competitive market data and advice regarding non-management director compensation. Based on this review, the Nominating Committee did not recommend any changes to the company’s non-management director compensation and benefits program, except to approve additional compensation for the position of Non-Executive Chairman of the Board, which was established in May 2012.

The company’s compensation and benefits for non-management directors are as follows:

•

Annual Retainer. Each non-management director is paid an annual retainer, payable in quarterly installments following the end of each quarter of service. In 2012, the amount of the annual retainer was $190,000. Of this amount, 40% of the annual retainer is paid in cash and 60% is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, non-management directors may elect to have

100% of their annual retainer paid in DSUs; however, no more than 25,000 DSUs may be granted to any non-management director with respect to the annual retainer in any one calendar year. To the extent this limit would be exceeded, the remainder of a director’s annual retainer will be paid in cash.

•

Deferred Stock Units. Each DSU awarded to non-management directors represents the right to receive one share of our common stock in the future. DSUs are granted at the end of each quarter of service and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our common stock on the date of grant. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the DSUs, which are reinvested in additional DSUs. The DSUs will be paid out beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director, or, if earlier, upon the death of the director.

•

Retainer for Non-Executive Chairman of the Board. As additional compensation for service as Non-Executive Chairman of the Board, he or she receives a $200,000 annual retainer in addition to the regular annual retainer. Such amount is paid in quarterly installments, following the end of each quarter of service. Of this amount, 40% is paid in cash and 60% is paid in DSUs. Instead of receiving a cash payment, the Non-Executive Chairman of the Board may elect to have 100% of the additional annual retainer paid in DSUs; however, no more than 25,000 DSUs may be granted to the Non-Executive Chairman of the Board in any one calendar year with respect to the additional annual retainer. To the extent this limit would be exceeded, the remainder of the additional annual retainer will be paid in cash.

•

Fees for Lead Director. If a Lead Director is appointed in the absence of an independent Non-Executive Chairman of the Board, the Lead Director would receive an annual cash retainer of $20,000 in quarterly installments, as additional compensation for services as Lead Director.

•

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000 in quarterly installments. Each other standing committee chairperson receives an annual cash retainer of $10,000.

•

Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for the matching of eligible charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year.

•

Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.

Amounts payable to non-management directors are prorated for partial years of service.

The following table sets forth information concerning compensation paid or accrued by us in 2012 to our non-management directors.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(5)	Stock Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
Steven W. Alesio	76,000	114,000	12,500	202,500
William H. Bolinder	76,000	114,000	15,000	205,000
Nancy J. Karch	86,000	114,000	15,000	215,000
J. Robert Kerrey (1)	2,083	39,583	—	41,666
Risa J. Lavizzo-Mourey (2)	—	71,250	—	71,250
Christine B. Mead	76,000	114,000	15,000	205,000
David M. Moffett (3)	6,333	9,500	12,000	27,833
Thomas E. Moloney	83,917	114,000	15,000	212,917
James A. Parke	48,446	156,554	15,000	220,000
James S. Riepe (4)	146,000	194,000	15,000	355,000

(1)	Mr. Kerrey resigned from the Board on March 14, 2012.
(2)	Dr. Lavizzo-Mourey did not stand for re-election at the 2012 Annual Meeting on May 17, 2012.
(3)	Mr. Moffett was elected to our Board of Directors on December 5, 2012. Amounts shown in the Fees Earned or Paid in Cash and Stock Awards columns for Mr. Moffett represent a pro rata quarterly retainer payment.
(4)	Mr. Riepe served as our Lead Director through April 30, 2012 and became the Non-Executive Chairman of the Board on May 1, 2012. The Fees Earned or Paid in Cash column includes a $6,667 fee for the period of service as the Lead Director, and $53,333 for the period of service as our Non-Executive Chairman of the Board. The stock awards column includes $80,000 for the period of service as our Non-Executive Chairman of the Board.
(5)	Amounts reflect the portion of the annual retainer (described above) that was paid in cash. Mr. Kerrey, Dr. Lavizzo-Mourey and Mr. Parke elected to receive 100% of their annual retainer in the form of DSUs. Mr. Parke reached the maximum deferral of 25,000 DSUs, therefore a portion of his retainer was paid in cash. Amounts also reflect applicable committee chair fees, lead director fees and the retainer for Non-Executive Chairman of the Board.
(6)

Amounts reflect the grant date fair value of DSUs received in payment of the annual retainer (including any DSUs received in lieu of the cash portion of the annual retainer) and the retainer for Non-Executive

Chairman of the Board. The following table shows for each non-management director the total number of DSUs held as of December 31, 2012 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2012
Steven W. Alesio	39,029
William H. Bolinder	34,465
Nancy J. Karch	83,598
J. Robert Kerrey	109,125
Risa J. Lavizzo-Mourey	95,234
Christine B. Mead	42,209
David M. Moffett	1,376
Thomas E. Moloney	42,209
James A. Parke	118,387
James S. Riepe	95,777

(7)	Amounts reflect company charitable match contributions.

Director Stock Ownership Policy

To help promote the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. Each non-management director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. This constitutes almost four times the portion of the annual retainer that is paid to a non-management director in cash (unless the director elects to receive DSUs rather than cash). Each non-management director has seven years from the date he or she becomes a non-management director to attain this ownership threshold. The DSUs held by the non-management directors settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over ten years, at the election of the director, or earlier upon the death of the director.

The following table shows the stock ownership as of March 1, 2013 of our non-management directors serving on that date, the percentage of the ownership threshold that they have reached, and the portion of the seven-year period that has elapsed in which the non-management director must attain enough stock to satisfy his or her ownership guideline. The value of each non-management director’s stock ownership is based on the closing price of our common stock on March 1, 2013 ($8.52).

Director	Number of Shares/DSUs Held (#)	Value as of March 1, 2013 ($)	Stock Held as % of $300,000 Guideline	% of Time Elapsed to Attain Guideline
Steven W. Alesio	89,029	758,527	>100	42
William H. Bolinder	37,465	319,202	>100	34
Nancy J. Karch	88,073	750,382	>100	100
Christine B. Mead	45,209	385,181	>100	48
David Moffett	1,376	11,724	4	3
Thomas E. Moloney	46,209	393,701	>100	48
James A. Parke	418,387	3,564,657	>100	97
James S. Riepe	163,777	1,395,380	>100	99

Anti-Hedging Policy

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company maintains this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Genworth Common Stock

The following table sets forth information as of March 1, 2013, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:

•

all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	each of our directors;

•	the named executive officers included in the 2012 Summary Compensation Table below; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or SARs or upon the conversion of restricted stock units (“RSUs”) held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 1, 2013, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. The number of shares issuable upon exercise of SARs is calculated based on the excess of the closing price of our common stock on March 1, 2013 over the base price of the SARs. As of March 1, 2013, there were 492,715,023 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each current director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Dodge & Cox (1)	36,147,196	7.34%
The Vanguard Group, Inc. (2)	27,948,111	5.67
Highfields Capital Management LP (3)	25,360,440	5.15
Steven W. Alesio	50,000	*
William H. Bolinder	3,000	*
G. Kent Conrad	—	—
Nancy J. Karch	4,475	*
Christine B. Mead	3,000	*
Thomas J. McInerney	—	—
David M. Moffett	—	—
Thomas E. Moloney	4,000	*
James A. Parke	300,000	*
James S. Riepe	68,000	*
Martin P. Klein	35,084	*
Patrick B. Kelleher (4)	99,558	*
Kevin D. Schneider (5)	157,294	*
Leon E. Roday (6)	124,986	*
Michael D. Fraizer (7)	1,028,893	*
All directors and executive officers as a group (18 persons) (8)	849,397	*

*	Less than 1%.
(1)

Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 13, 2013 by Dodge & Cox. Dodge & Cox reported that it has sole power to vote or direct the vote of 34,258,696 shares that it beneficially owns and that it has sole power to dispose or to direct the disposition of 36,147,196 shares. Dodge & Cox further reported that it is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and that the clients of Dodge & Cox, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or power to direct the receipt of dividends from, and the proceeds from the sale of, our common stock. The address for Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(2)	Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 697,778 shares that it beneficially owns, and that it has sole power to dispose or to direct the disposition of 27,273,033 shares and has shared power to dispose or to direct the disposition of 675,078 shares. Vanguard further reported that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 675,078 shares or 0.13% of the our common stock as a result of its serving as investment manager of collective trust accounts. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)

Information obtained solely by reference to the Schedule 13D filed with the SEC on June 28, 2012 by Highfields Capital Management LP (“Highfields Capital Management”), the investment manager to each of Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”), and Highfields Capital III L.P. (“Highfields III”). Highfields GP LLC (“Highfields GP”) is the general partner of Highfields Capital Management. Highfields Associates LLC (“Highfields Associates”) is the general partner of each of Highfields I, Highfields II and Highfields III. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I, Highfields II and Highfields III disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself. Jonathon S. Jacobson is a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates. Mr. Jacobson may be deemed to have voting and dispositive power with respect to all of the shares of common stock held by Highfields I, Highfields II and Highfields III. Mr. Jacobson disclaims beneficial ownership of any securities owned beneficially or of record by any other person or persons. The address of Mr. Jacobson, Highfields Capital Management, Highfields GP and Highfields Associates is c/o Highfields Capital Management, LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.
(4)	Includes 71,696 shares of common stock issuable upon the exercise of 550,367 SARs.
(5)	Includes (a) 92,538 shares of common stock issuable upon the exercise of stock options and (b) 22,702 shares of common stock issuable upon the exercise of 270,917 SARs.
(6)	Includes (a) 21,600 shares of common stock issuable upon the exercise of stock options and (b) 43,017 shares of common stock issuable upon the exercise of 445,917 SARs. Also includes 20 shares held by trusts for children.
(7)	Mr. Fraizer resigned as our Chairman of the Board and as our President and Chief Executive Officer on May 1, 2012, and his employment with Genworth ended as of June 29, 2012. The number of shares of stock beneficially owned by Mr. Fraizer reflected in the table is as of June 29, 2012, based on information made available to the company. The number includes (a) 226,148 shares of common stock issuable upon the exercise of 833,334 SARs, based on closing price of our common stock as of June 29, 2012, (b) 28,458 shares that Mr. Fraizer contributed to a grantor retained annuity trust (“GRAT”) in August 2010 and (c) 60,000 shares that Mr. Fraizer contributed to a GRAT in February 2012.
(8)	Includes (a) 237,184 shares of common stock issuable upon the exercise of stock options and (b) 304,672 shares of common stock issuable upon the exercise of 2,192,181 SARs. Represents ownership by all current directors and executive officers.

Ownership of Genworth Canada Common Shares

In July 2009, Genworth MI Canada Inc. (“Genworth Canada”), our indirect, majority-owned subsidiary, completed the initial public offering of its common shares. As of March 1, 2013, we beneficially owned 57.4% of the common shares of Genworth Canada. The following table sets forth information as of March 1, 2013, regarding the beneficial ownership of the common shares of Genworth Canada by:

•	each of our directors;

•	the named executive officers included in the 2012 Summary Compensation Table below; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Directors and executive officers possess sole voting and investment power with respect to all shares set forth by their name. As of March 1, 2013, there were 98,729,067 common shares of Genworth Canada outstanding and no shares of any other class of voting securities outstanding.

Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Steven W. Alesio	—	—
William H. Bolinder	—	—
G. Kent Conrad	—	—
Nancy J. Karch	—	—
Christine B. Mead	—	—
Thomas J. McInerney	—	—
David M. Moffett	—	—
Thomas E. Moloney	—	—
James A. Parke	—	—
James S. Riepe	—	—
Martin P. Klein	—	—
Patrick B. Kelleher	1,208	*
Kevin D. Schneider	—	—
Leon E. Roday	3,020	*
Michael D. Fraizer	6,040	*
All directors and executive officers as a group (18 persons) (1)	12,298	*

*	Less than 1%.
(1)	Represents ownership by all current directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs:”

•	Martin P. Klein, Executive Vice President and Chief Financial Officer (“CFO”), and former Acting President and Acting Chief Executive Officer––Genworth from May 1, 2012 through December 31, 2012;

•	Patrick B. Kelleher, Executive Vice President––Genworth, with responsibility for our U.S. Life Insurance Division;

•	Kevin D. Schneider, Executive Vice President––Genworth, with responsibility for our Global Mortgage Insurance Division;

•	Leon E. Roday, Senior Vice President, General Counsel and Secretary; and

•

Michael D. Fraizer, our former Chairman of the Board, President and Chief Executive Officer (“Former CEO”). Mr. Frazier resigned as Chairman of the Board and as President and Chief Executive Officer of the company on May 1, 2012.

Following a search conducted by our Board, we named Thomas J. McInerney as President and Chief Executive Officer of the company, effective as of January 1, 2013. Since Mr. McInerney’s employment with the company commenced in 2013, he is not a NEO for purposes of this proxy statement. Further information regarding Mr. McInerney’s appointment and compensation is available under Compensation Payable to Our New Chief Executive Officer below.

Executive Summary

During 2012, we completed a strategic review of our business portfolio, and in October 2012, announced developments to our strategy designed to enhance stockholder value. As part of our strategy, we have identified two core businesses: U.S. Life Insurance, which includes our life insurance, long-term care insurance and fixed annuities businesses; and Global Mortgage Insurance, which includes mortgage insurance in the United States, Canada, Australia and other markets. Our strategy to rebuild stockholder value has the following areas of focus:

•	Rebalancing our portfolio risk;

•	Writing profitable new business;

•	Improving returns on our in-force business; and

•	Supporting holding company liquidity and flexibility.

With respect to named executive officer compensation, our main objectives during this period of transition were first, to maintain a strong pay-for-performance relationship aligned with enhancing stockholder value, and second, to retain key leaders critical to the execution of our strategy. The following sections provide a summary of key decisions and actions we have taken that demonstrate support for our objectives.

2012 Key Performance-Related Pay Decisions

•	Paid below target annual incentives to our continuing named executive officers based on total company financial results that were below targeted levels.

•

Made payments under our 2010-2012 mid-term incentive ranging from zero to 28% of target to our continuing named executive officers based on achievement of certain dividend generation and book value goals in our operating segments, but failure to achieve threshold performance for income and return goals.

•

Granted regular annual equity awards to our named executive officers solely in the form of stock-settled SARs, which only deliver value when our stock price increases above the price on the date of grant, and increased the number of SARs granted in lieu of awarding a new 2012-2014 cash-based mid-term incentive.

2012 Key Decisions Related To Leadership Transition & Alignment with Strategic Plan

•

Entered into a separation agreement with our Former CEO in connection with his resignation. The agreement restricts Mr. Fraizer from competing with the company or soliciting employees, and includes a release of claims. In exchange, Mr. Fraizer received a one-time severance payment and vesting of certain previously-credited retirement benefits and equity awards. For more information, see Separation Payments and Benefits to our Former Chief Executive Officer below.

•	Executed our CEO succession plan by appointing Mr. Klein as Acting President and Acting Chief Executive Officer (“Acting CEO”) effective May 1, 2012.

•

Approved additional compensation in the amount of $20,000 per month to be paid to Mr. Klein while he served in the Acting CEO role, and increased his annual incentive target from 100% to 125% of his base compensation.

•

Awarded special equity grants to certain named executive officers shortly after Mr. Fraizer’s resignation to support retention and stockholder alignment during a critical period of leadership transition.

•

Approved an incentive and retention program to motivate and retain key leaders in connection with the announcement of developments to our strategy to rebuild stockholder value in October 2012. The program consists of: (1) incentive awards, including SARs that reward stock price increases, and a cash-based retention award, both of which vest at the end of 2014, and (2) a severance plan that promotes retention through the end of 2014 by providing income security in the event of an involuntary termination without cause.

•

Announced the appointment of Mr. McInerney as our new President and Chief Executive Officer, effective January 1, 2013, and approved his compensation package with an emphasis on SARs that only deliver value based on stock price appreciation following his appointment.

2012 Performance Summary

The company reported net operating income1 of $399 million for 2012, or $0.81 per basic share, compared with net operating income of $148 million, or $0.30 per basic share, in 2011. Although these results represent year-over-year improvement, we fell short of our goals for company net operating income, net operating earnings per basic share (“Net Operating EPS”)2 and operating return on equity (“ROE”)3 in 2012. Our below target results for net operating income and ROE were driven primarily by first quarter losses and reserve strengthening in our Australian mortgage insurance business, as well as challenges in the European economies which led to below target results in our International Protection segment. The first quarter performance in our Australian mortgage insurance business also contributed to a delay in the planned initial public offering of that business, which was a key strategic operational miss for the year.

[1]

“Net operating income (loss)” equals income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and infrequent or unusual non-operating items. For a reconciliation of net operating income to the company’s net income (as reported under generally accepted accounting principles), see pages 135-136 of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

[2]	“Net operating EPS” equals net operating income (loss) divided by the weighted-average basic shares outstanding.
[3]

“Operating return on equity” equals net operating income (loss) divided by our average ending stockholders’ equity, excluding accumulated other comprehensive income (loss) in our average ending stockholders’ equity, for the most recent five quarters. All references in this proxy statement to “ROE” refer to operating return on equity.

Separately, we completed a strategic review and portfolio assessment in 2012, with a priority on increasing earnings and ROE performance in our core insurance businesses, while also generating cash and capital that will increase financial strength and flexibility. Taken together, the steps of our strategic plan are intended to rebuild stockholder value.

We ended the year with stabilized financial results in our mortgage insurance business in Australia and other countries, improved performance in our U.S. Mortgage Insurance segment, and improved statutory performance in our U.S. Life Insurance segment, positioning that business to provide regular ordinary dividends to the holding company starting in 2013. Our holding company cash at the end of 2012 exceeded our targeted risk buffers, and we began the process of reducing our outstanding debt.

We also made progress in executing our strategic plan to rebuild stockholder value. We executed some early steps to reposition our business portfolio through the sale of our tax and accounting financial advisor unit in the second quarter of 2012, and by entering into an agreement to sell our reverse mortgage business in the fourth quarter of 2012, which closed on April 1, 2013. Additionally, as we announced in January 2013, we developed a comprehensive capital plan for our U.S. Mortgage Insurance segment and a related holding company reorganization (“USMI Capital Plan”) in order to reduce linkages and dependencies with the holding company. We subsequently received all necessary regulatory approvals and completed the USMI Capital Plan on April 1, 2013. The USMI Capital Plan is intended to increase our financial flexibility through stabilization of our ratings at the holding company level and add flexibility for that segment to continue to write new business.

Impact of Performance on 2012 Compensation

We believe that, in the aggregate, our compensation program for our NEOs has yielded an appropriate pay-for-performance relationship for 2012, and over a longer time horizon.

Our continuing named executive officers were awarded annual incentives for 2012 ranging between 62% and 91% of target. This was consistent with achievement of certain financial and operating objectives for the year, mixed results with respect to net operating income and ROE in our operating segments, and below target net operating income and ROE results for the total company. Amounts for each named executive officer differ based on the Compensation Committee’s judgment of financial and non-financial performance of each individual and the businesses or functions they are responsible for relative to goals established at the outset of 2012, in addition to Compensation Committee’s evaluation of progress made toward early execution of our updated strategy. Mr. Fraizer was not eligible for an annual incentive for 2012 as a result of his resignation.

With respect to our 2010-2012 mid-term incentive, the performance of our U.S. Mortgage Insurance segment and total company performance were below threshold levels, thus earning no payouts for these metrics. Partial payouts were earned by two named executive officers based on achievement of performance goals relating to book value and dividends generated to the holding company in several of our operating segments. Overall, payouts under the 2010-2012 mid-term incentive ranged from zero to 28% of target to our continuing named executive officers. For more information, see the Mid-Term Incentives section below.

In addition, we continued to focus on providing incentives to rebuild stockholder value in the form of stock-settled SARs to our named executive officers. We determined to not make mid-term incentive grants in 2012, opting instead to grant increased levels of SARs in our regular annual equity grants made in February. Later in 2012, the Compensation Committee also made special grants of SARs to selected named executive officers, first immediately following the resignation of our Former CEO, and second in connection with an incentive and retention program approved at the time we announced developments to our strategy to rebuild stockholder value.

The table below illustrates that our emphasis on awarding equity grants in the form of SARs, which provide value only to the extent of stock price increases following the date of grant, provides our continuing named executive officers with increasing incentive opportunities that are aligned with rebuilding our stockholder value.

Alignment of Stock-Based Incentives with Rebuilding Stockholder Value

	Value Of Stock-Based Incentives Held As Of	Potential Value Of Stock-Based Incentives Outstanding On 12/31/12 At Sample Stock Prices (2)
	12/31/12 (1)	$10.00	$15.00	$20.00
Mr. Klein	$1,527,475	$2,819,000	$6,032,000	$9,435,000
Mr. Kelleher	$990,845	$2,701,000	$7,111,000	$12,284,000
Mr. Schneider	$727,778	$2,115,000	$5,684,000	$10,008,000
Mr. Roday	$592,372	$1,204,000	$2,826,000	$4,839,000

(1)	Reflects all RSUs, stock options and SARs (whether or not vested) held by the continuing named executive officers as of December 31, 2012. The value of RSUs is based on the closing price of the company's stock on the specified date ($7.51), and the value of stock options and SARs is calculated based on the excess, if any, of the company's stock price on such date over the exercise price of each stock option and SAR.
(2)	Potential award values are intended to illustrate the alignment of continuing named executive officer interests with future stock price appreciation, and are presented without regard to vesting schedules, expiration dates and timing of exercises.

When considered together, our 2012 performance and its impact on our 2012 compensation actions and decisions demonstrate strong alignment between the interests of our named executive officers and our stockholders.

Evaluating Our Performance and Pay Relationship over Time

The results of our compensation programs over time also demonstrate a strong pay-for-performance relationship. The following information is intended to summarize those results over the past five years. Our financial results for the past few years, particularly in terms of net operating income and stock price performance, have been disappointing. Accordingly, our compensation programs have yielded the following results that demonstrate pay has been aligned with company performance below expectations:

•

All of our named executive officers have been awarded “below target” annual incentives for 2008 through 2012 performance years, with the exception of Mr. Kelleher for 2009.[4] This includes 2008, when our Former CEO and our segment leaders were not paid any annual incentive, reflecting performance that was significantly below threshold expectations.

•

Regular annual long-term equity grants to our named executive officers from 2009 through 2012 have consisted solely of SARs. Based on our stock price at the end of 2012, this approach has yielded limited value to our named executive officers over this period. Full-value awards have only been granted in special circumstances, such as in connection with an offer of employment, or to our Acting CEO following the departure of our Former CEO.

•

Historically, our mid-term incentive program had been a significant element of our total compensation opportunity, but it has yielded limited payouts for performance from 2008 through 2012. Our mid-term incentive ending in 2009 was forfeited in its entirety due to below threshold performance, and our mid-term incentives ending in 2011 and 2012 resulted in payouts ranging from zero to 28.4% of target for our named executive officers, depending on their organizational responsibilities. There were no other mid-term incentives eligible for payout during that time period.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2012 Annual Meeting of Stockholders on May 17, 2012, over 93% of the shares voted were cast in favor of the compensation of the company’s named executive officers, as discussed and disclosed in the 2012

[4]

Mr. Kelleher received an above-target annual incentive award for 2009 (111% of his target incentive for that year), when he demonstrated exceptional leadership and individual performance as our CFO during that period of global economic crisis.

proxy statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the company’s overall pay practices and the compensation paid to our named executive officers relative to the company’s performance enjoy strong stockholder support.

The Compensation Committee determined to retain its general approach to executive compensation and to not make significant changes to our executive compensation program for 2013. However, during a critical period of transition for the company, the Compensation Committee took specific actions in 2012 with regard to incentive alignment and retention for key executives that included special equity grants following the resignation of our Former CEO, and the incentive and retention program approved at the time we announced developments to our strategy to rebuild stockholder value. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the company’s executive compensation program with the interests of the company and our stockholders.

Governance and Principles Underlying Our Compensation Programs

Our objective in compensating executive officers is to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. With this objective in mind, the following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation program or policies that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles
Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.	• Annual incentive (short-term performance-based award) • Annual equity grants (long-term stock appreciation) • Other mid- to long-term incentives (periodic cash or stock-based incentive)
At risk pay should reflect an executive officer’s impact on company performance.

•    Higher incentive target opportunities, as well as greater stock appreciation alignment through grants of SARs, to our CEO versus other named executive officers

•    Stock ownership guidelines higher for CEO (7x salary) than for Executive Vice Presidents (3x) and Senior Vice Presidents (2x)

Total compensation opportunities should be competitive within the relevant marketplace.	• Our benchmarking approach, as described below • Reductions made over time to our retirement benefits, as described under Our Other Compensation and Benefits Programs
Our compensation structure should remain flexible and allow for the exercise of discretion, where appropriate.

•    Our annual incentive approach incorporates discretion to exercise judgment and is not solely formulaic

•    Our clawback policy gives the Compensation Committee discretion to determine when a clawback is appropriate, and what compensation would be subject to recoupment

Plan designs and incentives should support appropriate risk management practices.

•    Clawback policy and anti-hedging policy

•    Grants of SARs which have a maximum appreciation value (“Capped SARs”), are settled in stock and are subject to a nine-month net hold requirement

•    50% of all net shares received from exercises of SARs or vesting or RSUs by our executive officers are subject to retention until their stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee seeks a collaborative relationship with management, and currently uses an independent third-party compensation consultant to provide for a more informed decision-making process and objective perspective in this important governance matter. The Compensation Committee regularly meets in executive session and retains the final authority to approve all compensation policies, programs and amounts paid to our executive officers.

Role of Management and Compensation Consultants

Our CEO and Senior Vice President—Human Resources regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. This includes analysis of incentive program alignment with business strategy, as well as context for understanding financial results and competitiveness when the Compensation Committee evaluates business performance. Our Former CEO historically provided the Compensation Committee with performance assessments and compensation recommendations in his role as a manager for individual executive officers (other than himself), and this input was considered by the Compensation Committee in setting base salaries and bonus opportunities for 2012. With respect to annual incentives earned for 2012, Mr. Klein provided the Compensation Committee with performance assessments for individual executive officers (other than himself) based on his role as Acting CEO. The Compensation Committee then determined and approved annual incentive payouts to executive officers.

The Compensation Committee has retained Steven Hall & Partners, LLC, an independent compensation consultant, to assist in reviewing and analyzing compensation data for our executive officers. The Compensation Committee occasionally requests special studies, assessment of market trends and education regarding changing laws and regulations from its compensation consultant to assist the Compensation Committee in its decision-making processes. In 2012, the compensation consultant provided the Compensation Committee with advice and recommendations regarding the design and components of Mr. Fraizer’s separation agreement, the special equity grants made to continuing named executives following Mr. Fraizer’s resignation, the incentive and retention program approved by the Compensation Committee in the fourth quarter of 2012, and the compensation package that we offered to Mr. McInerney in connection with his appointment as our new President and Chief Executive Officer. However, the compensation consultant does not determine the amount or form of compensation for our executive officers.

The Compensation Committee has assessed the independence of the compensation consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation Committee.

Evaluating Market Competitiveness

We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for executive officers. We review each component of compensation for our executive officers separately and in the aggregate, and consider the internal relationships among the executive officers to help determine appropriate pay levels. With respect to individual executive officers, we compare the total target annual compensation opportunities for our executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness, but do not weigh any greater than other key factors when making compensation decisions. For example, individual executive officers may have higher or lower target compensation levels compared to market medians based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.

The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through market compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group was intended to represent, in the aggregate, companies with whom we compete for talent and/or that operate in similar product or distribution markets as we do. The companies included in market surveys purchased by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.

The Compensation Committee updated its Peer Group for 2012, based on advice and recommendations developed by its compensation consultant. The Peer Group is intended to represent insurance and financial service companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability rather than market capitalization due to the potential for volatility year over year as values change. For 2012, our Peer Group was composed of the following companies:

Aflac, Inc.	Hartford Financial Services Group, Inc.	Protective Life Corporation
Ameriprise Financial, Inc.	Lincoln National Corporation	Raymond James Financial, Inc.
AON Corporation	Marsh & McLennan Companies, Inc.	Sun Life Financial Inc.
Assurant, Inc.	MGIC Investment Corporation	Torchmark Corporation
The Chubb Corporation	Principal Financial Group, Inc.	Unum Group
Cigna Corporation	Fidelity National Financial	XL Capital Ltd (now XL Group PLC)
Allstate	LPL Financial Holdings Inc.	Radian Group
Fairfax Financial Services Group

Our Annual Compensation Program

Our annual compensation program for executive officers consists of the following key elements: base salary, annual incentive, mid- to long-term incentives and annual long-term equity grants. Additionally, we provide certain other benefits to our executive officers to ensure competitive compensation and benefits consistent with the marketplace and our guiding principles. Below is a summary and assessment of actions taken with respect to our annual compensation program for the named executive officers in 2012.

Base Salary

Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market-competitive. The Compensation Committee approved in February 2012, upon the recommendation of our Former CEO, limited base salary adjustments for two of our named executive officers. Mr. Klein and Mr. Schneider were awarded base salary increases of 3.6% and 4.1%, respectively, effective in March 2012. The increases were in recognition of their sustained performance and took into consideration competitive compensation levels for each of their respective roles, as well as internal pay relationships between our named executive officers. The base salaries for Mr. Kelleher, Mr. Roday and Mr. Fraizer remained unchanged for 2012.

Additionally, the Compensation Committee approved separate base compensation increases for Mr. Klein and Mr. Schneider in the second quarter of 2012. In connection with Mr. Klein’s appointment to serve as Acting CEO in May 2012, the Compensation Committee determined that Mr. Klein would receive $20,000 per month while serving in that role, in addition to his regular base salary. Such amounts were also considered part of Mr. Klein's "base compensation" for purposes of determining his target annual incentive opportunity for 2012. For Mr. Schneider, the Compensation Committee approved an additional 5.9% increase to his annual base salary in connection with his promotion to Executive Vice President responsible for our Global Mortgage Insurance Division, effective in May 2012.

Annual Incentive

In our annual incentive program, we emphasize the importance of the Compensation Committee’s judgment of performance against financial and non-financial objectives, rather than a pure formula-based approach. This supports a more effective incentive and reward structure for executives during a time when substantial variables persist regarding external market volatility, shifting global regulatory and capital requirements, and strategic alternatives under review by the Board and management.

Our 2012 annual incentives were paid based on the Compensation Committee’s judgment of performance against key financial and non-financial objectives for the year. Each named executive officer has an annual incentive target, expressed as a percentage of base salary (individual target values are reported in the 2012 Grants of Plan-Based Awards Table below). Target annual incentive opportunities for the named executive officers typically range from 100% to 200% of base salary.

Performance against the financial and non-financial objectives summarized below is the primary factor considered by the Compensation Committee when awarding annual incentives to our named executive officers. Actual performance against any particular objective noted below, however, did not result in any pre-determined or formulaic payouts. Instead, the Compensation Committee subjectively and qualitatively reviewed performance results against the applicable financial and non-financial objectives in determining the actual payouts of the annual incentives. We believe this flexible approach to annual incentives effectively supports our compensation principles by motivating executive officers with clear performance objectives at the outset of the year, while preserving the Compensation Committee’s discretion to exercise their judgment to reward actions viewed as being in the best long-term interests of stockholders.

Key financial objectives used to evaluate 2012 performance and results are summarized below. Net operating income and ROE represent key top-level measures of financial performance for the year. Within our segments, we used differentiated financial measures to emphasize key performance indicators unique to those businesses in 2012. For example, in our U.S. Life Insurance segment, we measured unassigned surplus,5 which is a key statutory metric connected to our ability to position that business for delivering dividends in 2013. Additionally, we placed an emphasis on meeting targeted statutory capital ratios and generating dividends in 2012 to the holding company from our operating segments. Our insurance subsidiaries both in the U.S. and internationally are subject to various statutory capital requirements, which are important to our ability to write new insurance, to grow our businesses and to pay dividends to the holding company. These statutory capital requirements, often expressed as ratios and percentages (as shown in the table below), are also important to the financial strength ratings of our insurance subsidiaries and the holding company. Other non-financial operating or strategic objectives considered when determining 2012 annual incentive awards to each of our named executive officers are identified below.

The table below summarizes the key financial targets for the company and our operating segments established by the Compensation Committee for 2012, and performance against those targets, used as the basis for judging financial performance for the NEOs in 2012. A discussion of the relevant financial metrics and performance as they relate to individual named executive officers follows.

[5]	“Unassigned surplus” equals the excess of undistributed and unappropriated assets over liabilities and capital.

Segment	Key Financial Metrics ($ in millions)	2012 Target	2012 Measured Result	Variance
Total Company (1) (2) (3)	Net operating income ($MM)	$417	$353	$(64)
	Net Operating EPS (Basic)	$0.84	$0.71	$(0.13)
	ROE	3.7%	3.2%	(.5	) pts
U.S. Life Insurance (3)	Net operating income ($MM)	$361	$326	$(35)
	ROE	6.5%	5.3%	(1.2	) pts
	Unassigned Surplus ($MM)	$275	$345	$70
	Dividends to the holding company ($MM)	$172	$175	$3
International Protection (2)	Net operating income ($MM)	$100	$26	$(74)
	ROE	10.9%	2.0%	8.9	pts
	Dividends to the holding company ($MM)	$100	$100	$—
Wealth Management	Net operating income ($MM)	$42	$42	$—
	Net flows ($MM)	$3,020	$(1,231)	$4,251
	Dividends to the holding company ($MM)	$30	$39	$9
International Mortgage Insurance (1) (2)	Net operating income (loss) ($MM)	$284	$258	$(26)
	ROE	9.8%	8.6%	1.2	pts
	Dividends to the holding company ($MM)	$135	$110	$(25)
U.S. Mortgage Insurance	Net operating income (loss) ($MM)	$(162)	$(140)	$22
	Flow new insurance written ($B)	$15	$16.4	$1.4
	Loss mitigation ($MM) (4)	$290 - $420	$674	$384
Investments	Net investment income ($MM) (5)	$3,232	$3,246	$14

(1)	Targets for total company and the International Mortgage Insurance segment reflect amounts available to Genworth’s common stockholders.
(2)	2012 results exclude the impact to net operating income and ROE of foreign exchange benefit in excess of planned amounts of $17 million in our International Mortgage Insurance segment, and is adjusted favorably $2 million in our International Protection segment for foreign exchange impact less than planned amounts. Also excludes $67 million of benefit to net operating income and ROE in our International Mortgage Insurance segment from a Canadian guarantee fund exit fee recapture in excess of planned amounts.
(3)	Includes an adjustment to net operating income and ROE of $36 million for the impact in excess of plan estimates for life block transactions executed in 2012.
(4)	Loss mitigation activities in our U.S. Mortgage Insurance segment include rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions.
(5)	Net investment income results have been adjusted to exclude the impact of foreign exchange benefit in excess of planned amounts of $14 million, and for the impact of pre-deposit accounting in our International Protection segment ($84 million).

Upon considering that total company financial performance was below targeted levels for 2012, all continuing named executive officers received a below-target annual incentive award. With respect to individual named executive officer annual incentive awards, below is a summary of other key factors taken into consideration when determining individual payouts. Amounts paid for 2012 are reported under the “Non-Equity Incentive Plan” column of the 2012 Summary Compensation Table.

Mr. Klein

Mr. Klein‘s annual incentive opportunity for 2012 was set at 125% of his base compensation, which reflects an increase after giving consideration to his appointment in 2012 as Acting CEO while continuing to serve as

CFO. In addition, the base salary adjustment described above for his service as Acting CEO was considered part of his base compensation for the 2012 performance year, thus increasing his target annual incentive opportunity to reflect those added responsibilities.

In determining Mr. Klein’s 2012 annual incentive award, significant weight was given to total company financial performance, which was below target for the year. Separately, the Compensation Committee placed significant weight on his contributions as Acting CEO for the majority of the year, his role working with the Board on the development and articulation of the company’s updated strategic plan, and the following key operational and strategic accomplishments:

•	supporting efforts to reposition the business portfolio as a part of our updated strategic plan;

•	collaborating with our businesses to develop our USMI Capital Plan that supports strategic financial flexibility for the holding company;

•	actively managing relationships with ratings agencies to retain holding company financial flexibility;

•	effectively managing holding company cash and targeted risk buffers, and achieving debt and leverage goals;

•	partnering with businesses to improve analytics and financial modeling capabilities; and

•	improving transparency in the investor relations function.

In total, Mr. Klein’s leadership and accomplishments during 2012 resulted in an annual incentive award of $800,000, which was 88% of his total targeted amount for the year.

Mr. Kelleher

For Mr. Kelleher, significant weight was given to financial and operational performance of the U.S. Life Insurance, International Protection and Wealth Management segments, for which he had responsibility in 2012. As noted above, the net operating income and ROE results were below target in the U.S. Life Insurance and International Protection segments, while the Wealth Management segment met its net operating income goal, but did not achieve its goal with respect to net flows. Certain key other factors considered by the Compensation Committee in determining Mr. Kelleher’s annual incentive included the following:

•	meeting or exceeding the goals in each of the above-referenced segments with respect to generating dividends to the holding company;

•

exceeding the target set at the beginning of the year for statutory unassigned surplus in the U.S. Life Insurance segment, which was viewed as a critical step to enable that segment to pay regular dividends to the holding company in subsequent years;

•	executing two life block transactions in order to improve operating returns and capital deployment in our in-force life insurance portfolio;

•

demonstrating progress on pricing actions to improve operating returns associated with our in-force long-term care insurance blocks, which are subject to regulatory approvals being implemented in stages over time;

•

taking steps to position our non-core businesses, International Protection and Wealth Management, to realize value for our stockholders in the future, including managing expenses and expanding the global footprint of International Protection, and improving the service and product offerings in Wealth Management.

These results and accomplishments resulted in an annual incentive award to Mr. Kelleher of $500,000, or 62% of his targeted amount for 2012.

Mr. Schneider

For Mr. Schneider, his annual incentive award reflects his leadership of our U.S. Mortgage Insurance segment at the beginning of the year, and expanded responsibilities following his promotion to Executive Vice President in May 2012 to lead our Global Mortgage Insurance Division, which includes our U.S. Mortgage Insurance and International Mortgage Insurance segments. As noted above, the net operating loss in our U.S. Mortgage Insurance segment was better than expected at the outset of the year, and under his leadership that segment has been positioned for continued improvement. The net operating income and ROE results in our International Mortgage Insurance segment were below target for the year, driven largely by losses recorded in our Australian mortgage insurance business in the first quarter of 2012, before Mr. Schneider assumed responsibility for that segment upon his promotion. Since that time, we have seen stabilized earnings within our Australian mortgage insurance business and our International Mortgage Insurance segment as a whole. Other key factors taken into consideration in determining Mr. Schneider’s annual incentive award were:

•

collaborating with other areas of the company to develop and working to secure certain key regulatory approvals for our USMI Capital Plan that supports strategic financial flexibility for the holding company, reduces the risk-to-capital ratio for our U.S. Mortgage Insurance segment, and provides additional flexibility to write new insurance in that segment;

•	exceeding goals for new insurance written in our U.S. Mortgage Insurance segment in 2012, while maintaining disciplined pricing and credit standards;

•	providing active leadership in transferring knowledge and best practices in the areas of risk management, pricing and loss mitigation strategies between the Global Mortgage Insurance platforms;

•	exceeding goals for loss mitigation savings in our U.S. Mortgage Insurance segment in addition to our Canadian, Australian and European businesses in our International Mortgage Insurance segment.

With these considerations, the Compensation Committee approved an annual incentive award to Mr. Schneider of $615,000, or 91% of his targeted amount for 2012.

Mr. Roday

For Mr. Roday, his annual incentive award reflects his leadership of the legal, compliance and government relations functions in the company. As a member of the corporate leadership team, some weight was given to the annual financial performance of the whole company, which was below target. Additional key factors evaluated in determining his annual incentive included the following accomplishments:

•	collaborating with businesses to develop and working to secure key regulatory approvals for our USMI Capital Plan that supports strategic financial flexibility for the holding company;

•	providing strong leadership and support for the company’s government relations activities globally;

•	demonstrating strong leadership in the company’s Board and governance responsibilities, including support of boards for some of our key international subsidiaries; and

•	maintaining strong compliance disciplines across the company.

With these factors under consideration, Mr. Roday was awarded an annual incentive of $540,000, or approximately 90% of his target for 2012.

Mr. Fraizer did not receive an annual incentive award for 2012 as a result of his resignation.

Annual Long-Term Equity Grants

We believe that the largest component of our compensation program should be in the form of longer-term incentives, including annual equity grants in February of each year of SARs, RSUs, or a combination thereof. Since

2009, our named executive officers have only been awarded annual equity grants in the form of SARs due to the company’s low stock price relative to the book value per share of the company. We believe that SARs, which are settled in shares of common stock and deliver value only to the extent the company’s stock price increases following the grant, provide the purest form of long-term stockholder alignment for our executive officers.

Beginning with our 2011 annual equity grant, we have used Capped SARs, which include a limit on the maximum value per share upon exercise, in order to reduce accounting expense through a reduced grant date fair value. The Capped SAR awards made in 2011 and 2012 have a maximum share value of $75.00, which allows us to realize significant expense savings without materially diminishing the incentive and reward for long-term stock price appreciation. If the maximum stock price is reached, then any portion of the Capped SARs that is vested will automatically be exercised and settled in stock, and any unvested portion of the award will remain unvested until such date that it was originally scheduled to vest. If the stock price remains above the maximum share value at such time, then the previously unvested portion of the award will automatically be exercised on the scheduled vesting date.

Annual long-term equity grants to named executive officers in February 2012 reflected higher share amounts and net present value when compared to prior years due to our decision to shift value from our mid-term incentive program to SARs in 2012. The grants made in February 2012 vest 25% per year, beginning on the first anniversary of the grant date. Individual named executive officer awards were determined based on the Compensation Committee’s discretionary evaluation of each named executive officer’s performance, competitive pay levels, retention needs and ability of the named executive officer to influence stock price appreciation.

During 2012, the Compensation Committee also approved special equity grants to our continuing named executive officers. First, in June 2012, following the resignation of our Former CEO, the Compensation Committee awarded special grants of SARs to Messrs. Klein, Kelleher and Schneider, and a special grant of RSUs to Mr. Klein. These awards were intended to provide additional incentives and retention value aligned with stock price appreciation during a critical leadership transition period. The award of RSUs to Mr. Klein in June 2012 provided additional retention value in connection with his appointment as Acting CEO, with consideration given to his shorter tenure with the company during which he had accumulated fewer equity awards than other longer-tenured NEOs. The June 2012 grants vest one-third per year, beginning on the first anniversary of the grant date. Second, in October 2012, the Compensation Committee approved additional grants of SARs to our continuing named executive officers in connection with an incentive and retention program, as described below. The October 2012 SAR awards vest 100% on December 31, 2014. The number of SARs awarded to the named executive officers in 2012 is set forth in the 2012 Grants of Plan-Based Awards Table below.

Awards of SARs and RSUs are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Potential Payments upon Termination or Change of Control section below. Shares acquired by executive officers through the exercise of SARs or the vesting of RSUs, net of shares withheld to satisfy taxes, are subject to a 50% retention ratio until his or her stock ownership guidelines are met, and shares acquired through the exercise of stock options or SARs are further subject to the company’s nine-month net hold policy (see the Stock Ownership Guidelines, Retention Ratio and Net Hold Policy section below).

Special Incentive and Retention Program

In October 2012, the Compensation Committee approved an incentive and retention program for our continuing named executive officers in connection with the announcement of developments to our strategy to rebuild stockholder value. The program consists of: (1) stock-based awards in the form of SARs in the following amounts: Messrs. Klein, Kelleher and Schneider, each 200,000, and Mr. Roday, 100,000; and cash retention incentive awards, consisting of cash-based awards in the following amounts: Messrs. Klein, Kelleher and Schneider, each $1,000,000, and Mr. Roday, $500,000; and (2) a severance plan, which is intended to promote retention by providing income security in the event a participant’s employment is terminated under certain circumstances, as further described below. The SARs and cash-based awards both vest as of December 31, 2014, provided the executive is still employed by the company on such date, or earlier upon certain limited circumstances.

Mid-Term Incentives

Payout of 2010-2012 Mid-Term Incentives

The 2010-2012 mid-term incentive performance period has closed, and earned awards were paid to participants in February 2013 and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Goals for the 2010-2012 mid-term incentive were established in early 2010 with the intent of rewarding 3-year financial operating plan objectives for the total company and within our operating segments.

The 2010-2012 mid-term incentive was intended to provide a meaningful multi-year performance incentive at a time when broader economic challenges created many uncertainties and challenges. We did this through the use of multiple, independently weighted metrics, such that a single variance would not overly impact performance, as well as providing differentiated weighting of metrics for participants based on their role and organizational responsibilities at the time of the award. As such, performance below threshold for all metrics would result in no payouts, and payout above threshold for one or more metrics could then result in a partial payout.

Target mid-term incentives for eligible named executive officers ranged from 25% to 85% of annual base salary at the time the award was established. Performance above maximum goals for all metrics would result in payout at 200% of targeted amounts. Notwithstanding the level of achievement, the Compensation Committee reserved the right to exercise negative discretion to pay out a lesser amount, and to determine whether to pay any earned award in cash or shares of company stock at the end of each performance period. Final awards of the 2010-2012 mid-term incentive were paid in cash.

The 2010-2012 Mid-Term Performance Metrics & Results table below summarizes the goals, weights assigned, results and weighted performance factors by organizational category that generated the rewards to the eligible named executive officers, which are described in the 2010-2012 Mid-Term Performance Weight Assigned and Earned Payout by NEO table further below.

2010-2012 Mid-Term Performance Metrics & Results

Organizational Category and Metric	Unit Weight	Threshold	Target	Maximum	Result	Resulting Performance Factor
Total Company Performance (1)
2012 Net Operating Income ($MM)	33.3%	$1,049	$1,209	$1,369	$294	—
2012 Book Value Per Share (2)	33.3%	$26.66	$27.16	$27.66	$23.04	—
2012 ROE (Total Company)	16.7%	8.8%	10.3%	11.8%	2.6%	—
2012 Levered ROE (Weighted By Segment) (3)	16.7%	9.8%	11.3%	12.8%	4.6%	—
Life Insurance Segment Performance
2012 Segment Net Operating Income ($MM)	25%	$377	$481	$586	$290	—
2012 Segment Book Value ($B) (4)	25%	$5.7	$5.9	$6.1	$6.9	223%
2012 ROE (Total Company)	12.5%	8.8%	10.3%	11.8%	2.6%	—
2012 Segment Levered ROE (5)	12.5%	7.9%	9.1%	10.4%	4.6%	—
2010-2012 Gross Dividends ($MM) (6)	25%	$629	$629	$629	$242	—
International Protection Segment Performance (1)
2012 Segment Net Operating Income ($MM)	25%	$157	$182	$207	$27	—
2012 Segment Book Value ($B) (4)	25%	$1.3	$1.3	$1.4	$0.9	—
2012 ROE (Total Company)	12.5%	8.8%	10.3%	11.8%	2.6%	—
2012 Segment Levered ROE (5)	12.5%	15.2%	16.8%	18.4%	2.4%	—
2010-2012 Gross Dividends ($MM) (6)	25%	$170	$170	$170	$250	100%
Wealth Management Segment Performance
2012 Segment Net Operating Income ($MM)	25%	$53	$58	$64	$42	—
2012 Segment Book Value ($B) (4)	25%	$0.38	$0.39	$0.40	$0.42	223%
2012 ROE (Total Company)	12.5%	8.8%	10.3%	11.8%	2.6%	—
2012 Segment Levered ROE (5)	12.5%	16.6%	17.8%	19.1%	10.8%	—
2010-2012 Gross Dividends ($MM) (6)	25%	$117	$117	$117	$135	100%
International Mortgage Insurance Segment Performance (1)
2012 Segment Net Operating Income ($MM)	25%	$434	$514	$594	$362	—
2012 Segment Book Value ($B)	25%	$4.1	$4.3	$4.4	$4.4	205%
2012 ROE (Total Company)	12.5%	8.8%	10.3%	11.8%	2.6%	—
2012 Segment Levered ROE (5)	12.5%	13.1%	14.7%	16.3%	10.0%	—
2010-2012 Gross Dividends ($MM) (6)	25%	$301	$301	$301	$403	100%
U.S. Mortgage Insurance Segment Performance
2012 Segment Net Operating Income (Loss) ($MM)	25%	$121	$141	$161	$(140)	—
2012 Segment Book Value ($B)	25%	$1.7	$1.8	$1.9	$1.1	—
2012 ROE (Total Company)	12.5%	8.8%	10.3%	11.8%	2.6%	—
2012 Segment Levered ROE (5)	12.5%	7.3%	9.3%	11.3%	n/a	—
2010-2012 Gross Dividends ($MM) (7)	25%	$0	$0	$0	$(630)	—
Investments Functional Performance
2012 Life Insurance Segment Levered ROE	50%	7.9%	9.1%	10.4%	4.6%	—
2012 International Protection Segment Levered ROE	10%	15.2%	16.8%	18.4%	2.4%	—
2012 International Mortgage Insurance Segment Levered ROE	30%	13.1%	14.7%	16.3%	10.0%	—
2012 U.S. Mortgage Insurance Segment Levered ROE	10%	7.3%	9.3%	11.3%	n/a	—

(1)	2012 results for total company, International Protection and International Mortgage Insurance have been adjusted to neutralize the impact of foreign exchange in excess or less than plan rates. 2012 results for total company and International Mortgage Insurance have also been adjusted to exclude $78 million of benefit to net operating income and ROE from a Canadian guarantee fund exit fee recapture.

(2)	Book Value Per Share equals total stockholders’ equity excluding accumulated other comprehensive income (loss) and noncontrolling interests, divided by basic common shares outstanding at the end of the period.
(3)	Levered ROE for the company equals the Segment Levered ROE (defined below) for each segment, multiplied by a factor determined to be representative of each segment’s contribution to total company ROE (for the 2010-2012 mid-term plan, the factors are as follows: U.S. Life Insurance = 67%; Wealth Management = 4%; International Protection = 9%; U.S. Mortgage Insurance = 4%; International Mortgage Insurance = 16%).
(4)	Segment Book Value equals total stockholders’ equity for the segment, excluding accumulated other comprehensive income (loss) and including noncontrolling interests.
(5)	Segment Levered ROE equals net operating income (loss) less implied interest cost (average ending Segment Book Value multiplied by leverage factor multiplied by after tax cost of debt) divided by (average ending Segment Book Value multiplied by (1 - leverage factor)). The plan leverage factor and after-tax cost of debt assumptions for the 2010-2012 mid-term incentive plan were 20% and 4%, respectively.
(6)	Segment Gross Dividends equal cash paid to Genworth Financial, Inc., either through dividend or return of capital, and does not reflect any capital contributions in the International segment. Excludes any non-recurring dividends paid to shareholders of Genworth Canada.
(7)	U.S. Mortgage Insurance segment Gross Dividends result includes net impacts from capital contributions during the 2010-2012 performance years.

Below is a summary of the organizational category weights assigned to each of the eligible named executive officers eligible for the 2010-2012 mid-term incentive. (Mr. Klein did not participate in the 2010-2012 mid-term incentive plan, and Mr. Fraizer forfeited his award as a result of his resignation.) The unit weights and resulting performance factors detailed in the above table, when further applied against the organizational weights assigned to each participant, resulted in the final weighted payouts as a percent of each participant’s target as detailed below:

2010-2012 Mid-Term Performance Weight Assigned and Earned Payout by NEO

	Mr. Kelleher	Mr. Schneider	Mr. Roday
Organization:	50% Headquarters / 50% Insurance & Wealth Management Division	U.S. Mortgage	Headquarters
Category Weights Assigned (1):
Total Company Performance	25%	—	50%
U.S. Life Insurance Performance	35%	—	—
International Protection Performance	10%	—	—
Wealth Management Performance	5%	—	—
International Mortgage Insurance Performance	—	—	—
U.S. Mortgage Insurance Performance	—	100%	—
Investments Function Performance	—	—	—
Average of Segment Performance	25%	—	50%
Resulting Weighted Payout as a % of Target	28.4%	—%	17.8%

(1)	As detailed in the 2010-2012 Mid-Term Performance Metrics & Results table above.

2011-2013 Mid-Term Incentives

Our 2011-2013 mid-term incentive, established in early 2011, utilizes two enterprise-wide performance goals for all participants. Rewards can be earned under the 2011-2013 mid-term incentive for achievement of company effective annual ROE growth and improvement in the company’s book value multiple over that timeframe. The metrics are independently weighted (50% each) such that performance below the threshold goals established for both metrics will result in no payouts, and each participant may earn up to 200% of his or her target amount for performance that meets or exceeds both of the maximum goals established. At this time, we do not expect the 2011-2013 mid-term incentive to provide for any payouts at the completion of the performance period.

2011-2013 Mid-Term Incentive Metrics & Goals

Metric	Weight (% of Target)	Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)
Effective Annual ROE Growth (basis points) (1)	50%	235	bps	265	bps	300	bps
Book Value Multiple (2)	50%	0.65		0.8		1.0

(1)	Effective Annual ROE Growth is the increase (decrease) in annual ROE over the performance period, beginning with 2010 ROE of 1.0%, and ending with 2013 ROE, divided by the number of years in the performance period (3 years).
(2)	Book Value Multiple will be measured as the average daily closing price of Genworth’s common stock for the period beginning one business day following Genworth’s second quarter of 2013 earnings announcement through and including one week following Genworth’s fourth quarter of 2013 earnings announcement, divided by the three-point average of the company’s Book Value Per Share at second quarter of 2013, third quarter of 2013, and fourth quarter of 2013. Book Value Per Share equals the total stockholders’ equity, excluding accumulated other comprehensive income (loss) and noncontrolling interests, divided by Genworth’s common shares outstanding at the end of the period.

Our Other Compensation and Benefits Programs

Severance Benefits—Involuntary Termination without a Change in Control

Historically, when an executive terminated employment with the company, he or she did not have a contractual right to receive any compensation or benefits beyond what was already vested prior to termination of employment. At the same time, the executive was not subject to any restrictive covenants following termination, nor was there any incentive for the executive to sign a release of claims in favor of the company, both of which provide valuable benefit to the company. Under such circumstances, the company has negotiated and entered into separation agreements with certain of our former executives, providing severance benefits for the executive in exchange for restrictive covenants and a release of claims in favor of the company, as was done in connection with Mr. Fraizer’s resignation, described below.

On October 31, 2012, the Compensation Committee adopted the Genworth Financial, Inc. 2012 Key Employee Severance Plan (the “Severance Plan”) to promote the retention of a selected group of key employees, including the company’s continuing named executive officers, by providing severance benefits in the event their employment is involuntarily terminated under certain circumstances. In order to receive benefits under the Severance Plan described below, an executive must provide to the company a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason. The Severance Plan will continue in effect until December 31, 2014.

For eligible NEOs who are terminated without “cause” or for “good reason” (as such terms are defined in the Severance Plan), the Severance Plan provides for a lump sum cash severance payment, payable within 60 days of the date of termination, equal to two times the executive’s base salary plus annual target bonus. The executive will also receive a pro rata annual bonus and a lump sum cash payment equal to the cost of providing 12 months of continued health coverage. Any vested and unexercised stock options and SARs will remain outstanding until the earlier of one year from termination, or the award’s regular termination date. The executive will also become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

We adopted the Severance Plan to promote retention of our executive officers, to protect them from events outside their control and to offer termination benefits similar to those commonly found in our market for competing executive talent. Potential payments and benefits under the Severance Plan for the continuing named executive officers are described and quantified in the Potential Payments upon Termination or Change of Control section below.

Severance Benefits—Involuntary Termination Following a Change in Control

We maintain the Genworth Financial, Inc. 2005 Change of Control Plan (the “2005 Change of Control Plan”) and the Genworth Financial, Inc. 2011 Change of Control Plan (the “2011 Change of Control Plan,” and together with the 2005 Change of Control Plan, the “Change of Control Plans”). The Change in Control Plans provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plans). Potential benefits under the Change of Control Plans are separated into two “tiers” of participation, with each of the continuing named executive officers participating in the highest tier. If an executive becomes eligible to receive benefits under a Change in Control Plan, he will not be eligible to receive benefits under the Severance Plan.

The Change of Control Plans are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Change of Control Plans are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The Compensation Committee annually reviews the provisions and participants of the Change of Control Plans to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. In 2011, we closed the 2005 Change of Control Plan to new participants and adopted the 2011 Change of Control Plan. The 2011 Change of Control Plan provides similar “double-trigger” change of control benefits to participants as the 2005 Change of Control Plan, except that the 2011 Change of Control Plan does not provide any excise tax gross-up provisions for participants, including Mr. Klein, who was hired in 2011.

The potential payments upon a Qualified Termination for each of our continuing named executive officers are described more fully in the Potential Payments upon Termination or Change of Control section below.

Retirement Benefits

Retirement benefits also fulfill an important role within our overall executive compensation programs because they provide a competitive financial security component that supports attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which a substantial majority of our U.S. employees, including our named executive officers, are eligible to participate. In addition, we offer the following non-qualified retirement and deferred compensation plans that are available to our named executive officers:

•	Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants after December 31, 2009;

•	Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”); and

•	Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Following a review of our qualified and non-qualified retirement benefits in 2009, we determined to close participation in the SERP to any new participants beginning in 2010, and to reduce the aggregate value of these retirement programs for existing participants effective in 2011. Following these adjustments, we believe that our retirement benefits, including the mix and value of the elements, remain competitive and that our total compensation programs continue to support attraction and retention of talent. Each of the above non-qualified retirement plans is described in more detail in the Pension Benefits and Non-Qualified Deferred Compensation sections below.

Other Benefits and Perquisites

We regularly review the benefits and perquisites provided to our executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We also provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) available to all of our U.S.-based executives, an enhanced company-owned life insurance program (the “Executive Life Program”) and a limited number of perquisites intended to keep executive officers healthy and focused on company business with minimal distraction. The perquisites provided to executive officers are the opportunity to receive financial planning services and annual physical examinations.

We also provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Any amounts payable to continuing named executive officers in those limited circumstances are described in more detail in the Potential Payments upon Termination or Change of Control section below.

Mr. Roday participated in an executive annuity program, assumed by the company as part of an acquisition, pursuant to which the company was obligated to make payments to him in the amount of $50,000 on an annual basis through 2015 (the “GNA Annuity Program”). Mr. Roday was fully vested and the company was obligated to continue the payments under the program regardless of continued employment. In 2009, in order to transform that non-forfeitable obligation into a program providing incentive for current and longer-term retention, the company and Mr. Roday agreed that following payment of the company’s annuity contribution for 2009, his participation in the GNA Annuity Program would be terminated, and he would receive no further payments under that program. In replacement of the GNA Annuity Program, the company agreed to establish a new annuity contribution program pursuant to which the company shall make contributions in an average amount equal to $100,000 beginning in 2009, and continuing through 2015, subject to his continued employment with the company with respect to the contributions to be made in years 2012 through 2015.

Deferred Hiring Bonus for Mr. Klein

At the time of Mr. Klein’s hiring to be our CFO in 2011, we agreed to pay Mr. Klein two special cash payments of $200,000 each on or before March 15, 2012 and March 15, 2013. The cash payments, each subject to continued employment with the company, were deemed necessary to attract exceptional talent to fill the CFO position and approved in consideration of compensation Mr. Klein would forfeit from his previous employer upon joining our company. The details of these payments and awards are provided in footnotes to the 2012 Summary Compensation Table.

Separation Payments and Benefits to our Former Chief Executive Officer

On May 1, 2012, Michael D. Fraizer resigned as Chairman of the Board and as President and Chief Executive Officer of the company. Following his resignation, we entered into a separation agreement and release (the “Separation Agreement”) with Mr. Fraizer. The Separation Agreement includes a release by Mr. Fraizer of claims against the company and certain related parties as well as certain restrictive covenants binding on Mr. Fraizer, including, without limitation, a covenant not to compete with the company for a one-year period following the Separation Date, a covenant not to solicit the company’s employees for a two-year period following the Separation Date, a covenant not to disparage the company, and a covenant protecting the company’s confidential information.

In consideration of the foregoing release and covenants, and in recognition of Mr. Fraizer’s many years of service with the company and its predecessor businesses, we agreed to provide Mr. Fraizer with a one-time lump sum separation payment equal to two times his base salary ($2,250,000 total), payable within 30 days of his separation. We also provided Mr. Fraizer with early vesting for previously-credited retirement benefits under the SERP. Mr. Fraizer will be eligible to commence receiving payments under the SERP when he reaches age 60, in accordance with the terms of the SERP.

In addition, an aggregate of 277,804 restricted stock units that vest upon Mr. Fraizer’s retirement, and which were originally granted by GE between 1995 and 2001 and then converted to company RSUs in connection with the company’s 2004 initial public offering, became vested early and settled in shares of the company’s Class A common stock on a one-for-one basis on December 31, 2012. Also, an aggregate of 400,000 of Mr. Fraizer’s previously vested and outstanding SARs, with a base price of $2.46, and an aggregate of 433,334 previously vested and outstanding SARs, with a base price of $7.80, will remain outstanding and exercisable until June 29, 2013.

All other outstanding equity awards, totaling 4,541,861 shares underlying those awards, were forfeited by Mr. Fraizer and canceled as of his termination date. Further, Mr. Fraizer forfeited eligibility for his 2012 annual incentive and any outstanding mid-term incentives.

Compensation Payable to our New Chief Executive Officer

On December 10, 2012, our Board of Directors appointed Thomas J. McInerney as the President and Chief Executive Officer of the company and elected Mr. McInerney to serve on the Board of Directors, each effective as of January 1, 2013.

Mr. McInerney receives an annual base salary of $1,000,000 and has the ability to earn an annual performance-based cash incentive award at a target of 200% of his base salary. In addition, Mr. McInerney was granted 1,200,000 SARs and 100,000 RSUs as of January 2, 2013, which awards are intended to provide incentive and retention value for a three-year period (during which time we do not expect to grant additional annual equity awards to Mr. McInerney). The SARs will vest 100% on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the closing price of the company's Class A Common Stock exceeding certain specified amounts ($12.00, $16.00 and $20.00, respectively) for 45 consecutive trading days. The RSUs will vest in one-third tranches on each of the first three anniversaries of the grant date. Mr. McInerney also participates in the 2012 Key Employee Severance Plan and the 2011 Change of Control Plan, each as described above. Mr. McInerney also participates in the same benefit programs, as amended from time to time, as the company’s other executive officers.

Other Key Compensation and Governance Policies

In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation program.

Stock Ownership Guidelines, Retention Ratio and Net Hold Policy

The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. These guidelines were updated effective May 17, 2011. An ownership multiple is used to determine a target number of shares by multiplying the executive officer’s annual base salary as of May 17, 2011 (or as of the date an executive officer first becomes subject to the ownership guidelines, if later), by the applicable multiple shown below, and dividing the result by the average closing price of the company’s common stock during the 12 months immediately preceding May 17, 2011 (or the 12 months preceding the date an executive officer first becomes subject to the ownership guidelines, if later). Each executive officer must attain ownership of the required stock ownership level within five years of becoming subject to the stated guidelines and maintain ownership of at least such amount of the company’s common stock while they hold office or until the Compensation Committee re-establishes the ownership multiple, whichever comes first.

Position	Multiple	Time to Attain
CEO	7x Salary	5 years
Executive Vice Presidents, CFO, CIO	3x Salary	5 years
Other Senior Vice Presidents	2x Salary	5 years

In order to meet this stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s 401(k) plan, (ii) any outstanding RSUs, but excluding any RSUs that vest upon retirement, and (iii) a number of shares representing the aggregate “spread value” of vested and in-the-money stock options and SARs (with such number being calculated as of January 1 of each year on a pre-tax basis based on the 90-day average closing price of the company’s common stock on such date). Compliance with the stock ownership requirements shall be measured as of January 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any such measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the after-tax “profit” shares resulting from the grant or exercise of all company equity incentive awards.

The following table shows the value of common stock held by each of the continuing named executive officers as of January 1, 2013, relative to the applicable stock ownership guideline as of such date:

Named Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as a % of Guidelines	% of Time Elapsed to Attain Guideline
Martin P. Klein (1)	157,584	126,534	125	33
Patrick B. Kelleher	80,385	138,037	58	33
Kevin D. Schneider	64,083	105,828	61	33
Leon E. Roday	98,302	84,356	117	33

(1)	Mr. Klein’s stock ownership guideline reflects his role as Senior Vice President––Chief Financial Officer. He was not subject to the CEO level of stock ownership guidelines while serving as Acting CEO during part of 2012.

Additionally, in order to minimize any possible appearance of an incentive for executive officers to seek to cause short-term increases in the price of Genworth shares in order to exercise stock options or SARs and sell the stock for unwarranted personal gains, the committee requires executive officers to hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise or to pay applicable taxes). This requirement applies to the CEO, Executive Vice Presidents and Senior Vice Presidents of the company.

Anti-Hedging Policy

The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company adopted this policy because hedging transactions, which might be considered short-term bets on the movement of the company’s securities, could create the appearance that the person is trading based on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives.

Clawback Policy

The company maintains a clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, and after it has considered the costs and benefits of doing so, incentive compensation earned by, awarded or paid to a covered officer for performance periods beginning after January 1, 2011, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than a restatement or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if a covered officer engaged in fraud or intentional misconduct that contributed to award or payment of incentive compensation to him or her that is greater than would have been paid or awarded in the absence of the misconduct, the company may take other remedial and recovery actions, as determined by the Compensation Committee.

Tax and Accounting Considerations

We consider accounting and tax implications when designing our executive compensation and incentive programs. For example, it is our intent to maximize the deductibility of executive compensation while retaining discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent. In particular, 2012 annual cash incentives for our named executive officers were granted pursuant to the 2004 Genworth Financial, Inc. Omnibus Incentive Plan. Using an “umbrella approach,” we annually establish objective performance goals solely for the purpose of ensuring that such awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), and therefore will be fully deductible by the company. These performance goals are used to establish maximum possible annual incentives payable to each of the named executive officers, which we refer to as the “Section 162(m) maximum awards.” Separately, as described in more detail under the Annual Incentive section above, the Compensation Committee employs negative discretion to reduce the Section 162(m) maximum awards, as it deems appropriate, based on the Compensation Committee’s more subjective evaluation of corporate, operational and individual performance.

As an example of consideration of accounting impact, we noted that the Black-Scholes expense for stock options and SARs for the company has been significantly impacted by the company’s historical stock price volatility, resulting in significantly higher than normal expenses for such awards. This led us to make grants of Capped SARs beginning in 2011, in lieu of traditional non-qualified stock options or SARs in order to achieve reduced compensation expense.

Other than base salaries and certain hiring and retention awards approved for our continuing named executive officers, we have structured the main elements of our 2012 regular annual compensation program for continuing named executive officers, including annual incentives, payouts of the mid-term incentive and annual long-term equity grants, to each qualify as performance-based compensation that is fully deductible by the company. During fiscal year 2012, all of the elements structured as performance-based compensation were fully deductible by Genworth.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board of Directors oversees the compensation program of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and its proxy statement on Schedule 14A to be filed in connection with the company’s 2013 Annual Meeting of Stockholders, each of which has been or will be filed with the U.S. Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

James S. Riepe, Chair

Steven W. Alesio

Nancy J. Karch

James A. Parke

EXECUTIVE COMPENSATION

The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(6)		Option Awards ($)(8)		Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(12)	All Other Compensation ($)(13)	Total ($)
										Annual Incentive ($)(10)	Mid-Term Incentive ($)(11)
Martin P. Klein Executive Vice President and Chief Financial Officer(1)	2012 2011	724,344 390,095	(3)	200,000 —	(4)	513,000 375,600		1,016,910 234,750		800,000 475,000	— —	— —	165,221 321,455	3,419,475 1,796,900
Patrick B. Kelleher Executive Vice President— Genworth	2012 2011 2010	647,922 638,337 595,206		— — —		— — —		1,024,080 343,200 1,154,582		500,000 600,000 450,000	145,044 73,440 —	405,293 279,656 148,910	111,813 100,059 90,042	2,834,152 2,034,692 2,438,740
Kevin D. Schneider Executive Vice President— Genworth	2012 2011 2010	525,238 488,433 482,682		— — 250,000	(5)	— — —		956,040 265,200 892,177		615,000 430,000 225,000	— — —	329,795 252,439 76,820	98,600 100,850 91,333	2,524,673 1,536,922 2,018,012
Leon E. Roday Senior Vice President, General Counsel and Secretary	2012 2011 2010	598,082 598,082 597,507		— — —		— — —		411,720 140,400 472,329		540,000 430,000 400,000	37,380 30,240 —	372,370 280,992 172,032	248,064 134,764 323,374	2,207,616 1,614,478 1,965,242
Michael D. Fraizer Former Chairman of the Board, President and Chief Executive Officer(2)	2012 2011 2010	582,267 1,121,403 1,121,403		— — —		1,591,817 — —	(7)	1,714,334 1,248,000 4,198,480	(9)	— 750,000 1,000,000	— 243,072 —	457,685 724,226 441,000	2,340,583 205,428 171,379	6,686,686 4,292,129 6,932,262

(1)	Mr. Klein joined the company in April 2011. From May 1, 2012 through December 31, 2012 Mr. Klein served as Acting President and Acting Chief Executive Officer, while continuing to serve as the Senior Vice President––Chief Financial Officer. Mr. Klein was named Executive Vice President and Chief Financial Officer effective February 25, 2013.
(2)	On May 1, 2012, Mr. Fraizer resigned as Chairman of the Board and as President and Chief Executive Officer of the company. Mr. Fraizer’s employment with the company ended on June 29, 2012.
(3)	Amount reflects $20,000 per month for each of the eight months Mr. Klein served as Acting President and Acting Chief Executive Officer in 2012, in addition to his regular salary.
(4)	The first of two equal deferred hiring bonus installments of $200,000 each, paid to Mr. Klein in March 2012 and March 2013, contingent on his continued employment with the Company.
(5)	Reflects a one-time retention bonus payment made to Mr. Schneider pursuant to an agreement entered into in July 2008 upon his promotion to Senior Vice President—Genworth with responsibilities for our U.S. Mortgage Insurance segment.
(6)	Reflects the aggregate grant date fair value of RSUs, determined in accordance with FASB ASC Topic 718.
(7)	Reflects the fair value associated with the accelerated vesting of certain RSUs held by Mr. Fraizer. Pursuant to his Separation Agreement, an aggregate of 277,804 RSUs that would otherwise vest upon Mr. Fraizer’s retirement were accelerated and settled in shares of the company’s Class A common stock on December 31, 2012. Separately, the company reversed $2,139,469 of previously-recognized expense associated with the RSUs, resulting in a net incremental pre-tax expense of ($547,652). For more information regarding Mr. Fraizer’s Separation Agreement, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.

(8)	Reflects the aggregate grant date fair value of SARs, determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to our consolidated financial statements, which are included in our 2012 Annual Report on Form 10-K filed with the SEC. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00 for SARs granted in 2011 and 2012) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model.
(9)	The amount includes $1,260,000 reflecting the aggregate grant date fair value of SARs granted as part of our regular annual grant in February 2012. These SARs were forfeited in connection with Mr. Fraizer’s resignation from the company. The amount also includes $454,334 reflecting the incremental fair value associated with an extension of the term to exercise certain previously-vested SARs pursuant to Mr. Fraizer’s Separation Agreement. An aggregate of 400,000 of Mr. Fraizer’s previously vested and outstanding SARs, with a base price of $2.46, and an aggregate of 433,334 previously vested and outstanding SARs, with a base price of $7.80, were amended to provide that they will remain outstanding and exercisable until June 29, 2013. For more information regarding Mr. Fraizer’s Separation Agreement, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.
(10)	Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(11)	Reflects payments made pursuant to the 2010-2012 mid-term incentive plan as described in the Compensation Discussion and Analysis section above. The 2010-2012 mid-term incentive plan was denominated in cash and paid out in February 2013.
(12)	Reflects the annual change in actuarial present values of each of the named executive officer’s accumulated benefits under the SERP. A description of the SERP precedes the 2012 Pension Benefits Table below. The SERP was closed to new participants effective January 1, 2010.
(13)	See the 2012 All Other Compensation— Details table below.

2012 All Other Compensation—Details

	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Executive Annuity Program ($)		Relocation Payments ($)		Separation Payments ($)		Total ($)
Mr. Klein	117,221	11,209	3,000	17,965	—		15,826	(d)	—		165,221
Mr. Kelleher	84,875	8,973	—	17,965	—		—		—		111,813
Mr. Schneider	67,314	10,321	3,000	17,965	—		—		—		98,600
Mr. Roday	74,185	52,914	3,000	17,965	100,000	(c)	—		—		248,064
Mr. Fraizer	15,000	57,583	3,000	15,000	—		—		2,250,000	(e)	2,340,583

(a)	Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2012 to the 401(k) feature of the Retirement and Savings Plan; and (ii) company contributions made in 2013, which are based on 2012 earnings, (a) to the defined contribution pension feature of the Retirement and Savings Plan and (b) to the Restoration Plan, which is described further in the Non-Qualified Deferred Compensation section below.
(b)	Represents premium payments made in 2012 for the following programs: (i) Leadership Life Program—an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program—a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.

(c)	Reflects a $100,000 payment pursuant to an annuity contribution program entered into with Mr. Roday in 2009. For a further discussion of this program, see the discussion in the Compensation Discussion and Analysis above.
(d)	Reflects reimbursement of relocation expenses paid to Mr. Klein in 2012 in connection with his hiring. The amount includes a tax gross-up payment of $4,186 relating to taxable income associated with a reimbursement of moving expenses and closing costs and fees relating to the sale of his prior residence. The tax gross-up payment and other relocation benefits were provided pursuant to a relocation program that is generally available to management employees.
(e)	Reflects the separation payment made pursuant to the Separation Agreement we entered into with Mr. Fraizer. For more information regarding the Separation Agreement, please see the Compensation Discussion and Analysis section above.

Grants of Plan-Based Awards

The table below provides information on the following plan-based awards that were made in 2012:

•

Annual Incentive. Annual incentive bonus opportunities awarded to our named executive officers are earned based on a subjective evaluation of company performance by the Compensation Committee against one-year operating objectives and individual performance objectives. Additional information regarding the design of the annual incentive program and 2012 awards are included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the “Award Type” column of the following table.

•

Stock Appreciation Rights. Each SAR represents the right to receive an amount payable in shares of our common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise (with the stock price maximum appreciation capped at $75.00) over the base price of the SAR. The SARs were granted with a base price equal to the fair market value of our common stock on the date of grant. Additional information regarding SARs and our long-term equity grant is included in the Compensation Discussion and Analysis section above.

•

Restricted Stock Units. Each RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest.

2012 Grants of Plan-Based Awards Table

Name	Award Type	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold	Target	Max
Mr. Klein	AI			—	912,500	1,368,750
	SAR	02/14/2012	02/14/2012					158,000	8.88	398,160	(3)
	SAR	05/16/2012	06/01/2012					125,000	5.13	228,750	(3)
	RSU	05/16/2012	06/01/2012				100,000			513,000	(3)
	SAR	10/31/2012	10/31/2012					200,000	5.96	390,000	(3)
Mr. Kelleher	AI			—	812,500	1,218,750
	SAR	02/14/2012	02/14/2012					179,000	8.88	451,080	(3)
	SAR	05/16/2012	06/01/2012					100,000	5.13	183,000	(3)
	SAR	10/31/2012	10/31/2012					200,000	5.96	390,000	(3)
Mr. Schneider	AI			—	675,000	1,012,500
	SAR	02/14/2012	02/14/2012					152,000	8.88	383,040	(3)
	SAR	05/16/2012	06/01/2012					100,000	5.13	183,000	(3)
	SAR	10/31/2012	10/31/2012					200,000	5.96	390,000	(3)
Mr. Roday	AI			—	600,000	900,000
	SAR	02/14/2012	02/14/2012					86,000	8.88	216,720	(3)
	SAR	10/31/2012	10/31/2012					100,000	5.96	195,000	(3)
Mr. Fraizer	AI			—	2,250,000	3,375,000
	SAR	02/14/2012	02/14/2012					500,000	8.88	1,260,000	(3)
	RSU	05/14/2012	06/29/2012				277,804			1,591,817	(4)
	SAR	05/14/2012	06/29/2012					433,334	7.80	394,334	(5)
	SAR	05/14/2012	06/29/2012					400,000	2.46	60,000	(5)

(1)	The RSUs granted to Mr. Klein on June 1, 2012 vest one-third per year beginning on the first anniversary of the grant date. For information regarding the modification of RSUs previously granted to Mr. Frazier, see footnote 4 below.
(2)	The SARs granted on February 14, 2012 vest 25% per year beginning on the first anniversary of the grant date. The SARs granted on June 1, 2012 vest one-third per year beginning on the first anniversary of the grant date. SARs granted on October 31, 2012 vest 100% on December 31, 2014. For information regarding the modification of SARs previously granted to Mr. Frazier, see footnote 5 below.
(3)	Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option-pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price (with the stock price maximum appreciation capped at $75.00) over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes option-pricing model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our 2012 Annual Report on Form 10-K filed with the SEC.
(4)	Reflects the fair value associated with the accelerated vesting of certain RSUs held by Mr. Fraizer. Pursuant to his Separation Agreement, an aggregate of 277,804 RSUs that would otherwise vest upon Mr. Fraizer’s retirement (and which were originally granted by GE between 1995 and 2001 and then converted to company RSUs in connection with our 2004 initial public offering), were accelerated and settled in shares of the company’s Class A common stock on December 31, 2012. Separately, the company reversed $2,139,469 of previously-recognized expense associated with these RSUs. For more information regarding Mr. Fraizer’s Separation Agreement, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.

(5)	Amount reflects the incremental fair value associated with an extension of the term to exercise certain previously-vested SARs pursuant to Mr. Fraizer’s Separation Agreement. 400,000 of Mr. Fraizer’s previously vested and outstanding SARs with a base price of $2.46, and 433,334 previously vested and outstanding SARs with a base price of $7.80, were amended to provide that they will remain outstanding and exercisable until June 29, 2013.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The table below provides information with respect to stock options, SARs and RSUs outstanding on December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(16)
Mr. Klein	18,750	56,250	(1)	12.52	05/02/2021	22,500	(11)	168,975
	—	158,000	(2)	8.88	02/14/2022	100,000	(12)	751,000
	—	125,000	(3)	5.13	06/01/2022
	—	200,000	(4)	5.96	10/31/2022
Mr. Kelleher	20,000	—		34.27	01/29/2017	4,500	(13)	33,795
	37,450	—		30.52	07/31/2017
	50,400	12,600	(5)	22.80	02/13/2018
	81,000	—		2.46	02/12/2019
	166,667	83,333	(6)	7.80	08/19/2019
	55,000	55,000	(7)	14.18	02/10/2020
	27,500	82,500	(8)	12.75	02/09/2021
	—	179,000	(2)	8.88	02/14/2022
	—	100,000	(3)	5.13	06/01/2022
	—	200,000	(4)	5.96	10/31/2022
Mr. Schneider	16,905	—		20.14	09/12/2013	2,800	(13)	21,028
	53,333	—		7.80	05/25/2014	5,000	(14)	37,550
	4,600	—		7.80	07/20/2015
	5,100	—		7.80	08/09/2016
	6,300	—		7.80	07/31/2017
	6,300	2,100	(9)	7.80	02/13/2018
	36,000	9,000	(10)	16.31	08/01/2018
	24,000	—		2.46	02/12/2019
	66,667	33,333	(6)	7.80	08/19/2019
	42,500	42,500	(7)	14.18	02/10/2020
	21,250	63,750	(8)	12.75	02/09/2021
	—	152,000	(2)	8.88	02/14/2022
	—	100,000	(3)	5.13	06/01/2022
	—	200,000	(4)	5.96	10/31/2022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(16)
Mr. Roday	21,600	—		20.14	09/12/2013	15,651	(15)	117,539
	160,000	—		19.50	05/25/2014	3,250	(13)	24,408
	27,300	—		32.10	07/20/2015
	29,050	—		34.13	08/09/2016
	31,150	—		30.52	07/31/2017
	36,400	9,100	(5)	22.80	02/13/2018
	58,500	—		2.46	02/12/2019
	16,667	16,666	(6)	7.80	08/19/2019
	22,500	22,500	(7)	14.18	02/10/2020
	11,250	33,750	(8)	12.75	02/09/2021
	—	86,000	(2)	8.88	02/14/2022
	—	100,000	(4)	5.96	10/31/2022
Mr. Fraizer	400,000	—		2.46	06/29/2013
	433,334	—		7.80	06/29/2013

(1)	Remaining SARs vest one-third on 5/2/2013, 5/2/2014 and 5/2/2015.
(2)	SARs vest one-fourth on 2/14/2013, 2/14/2014, 2/14/2015 and 2/14/2016.
(3)	SARs vest one-third on 6/1/2013, 6/1/2014 and 6/1/2015.
(4)	SARs vest 100% on 12/31/2014.
(5)	Remaining SARs vest 100% on 2/13/2013.
(6)	Remaining SARs vest 100% on 8/19/2013, subject to earlier vesting, upon the closing price of the company’s common stock exceeding $20 for 20 consecutive days.
(7)	Remaining SARs vest 50% on 2/10/2013 and 2/10/2014.
(8)	Remaining SARs vest one-third on 2/9/2013, 2/9/2014 and 2/9/2015.
(9)	Remaining SARs vest 100% on 8/19/2013.
(10)	Remaining SARs vest 100% on 8/1/2013.
(11)	Remaining RSUs vest one-third on 5/2/2013, 5/2/2014 and 5/2/2015.
(12)	RSUs vest one-third on 6/1/2013, 6/1/2014 and 6/1/2015.
(13)	Remaining RSUs vest 100% on 2/13/2013.
(14)	Remaining RSUs vest 100% on 8/1/2013.
(15)	Remaining RSUs vest 100% upon retirement at age 60 with at least five years of service.
(16)	Market value is calculated based on the closing price of our common stock on December 31, 2012 of $7.51 per share.

2012 Options Exercised and Stock Vested Table

The table below provides information regarding stock awards (RSUs) that vested during 2012. None of the named executive officers exercised any option awards (or SARs) during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/ SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Klein	—	—	7,500	47,025(1)
Mr. Kelleher	—	—	7,675	52,186(1)
Mr. Schneider	—	—	2,100	10,626(1)
Mr. Roday	—	—	6,138	33,797(1)
Mr. Fraizer	—	—	277,804	2,039,081(2)

(1)	Reflects the fair market value of the underlying shares as of the vesting date.
(2)	Pursuant to his Separation Agreement, an aggregate of 277,804 RSUs that would otherwise vest upon Mr. Fraizer’s retirement were accelerated and settled in shares of the company’s Class A common stock on December 31, 2012. The amount reflects the value of the underlying shares as of December 31, 2012. For more information regarding Mr. Fraizer’s Separation Agreement, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.

Pension Benefits

The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives, including most of our named executive officers, with additional retirement benefits. The SERP was closed to new participants effective January 1, 2010; therefore, Mr. Klein is not eligible for our SERP. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the defined contribution pension feature of our broad-based qualified Retirement and Savings Plan as converted to an annual annuity. Compensation for SERP purposes includes only salary and annual cash incentive (each whether or not deferred).

The annual SERP benefit is calculated as described below.

SERP Benefit	=	(1.45% x Average Annual Compensation X Service as Eligible Participant (through 12/31/2010)	)	+	(1.1% x Average Annual Compensation X Service as Eligible Participant (after 1/1/2011))	–	Annuitized value of defined contribution pension

The SERP has no provisions for early retirement acceleration of payout. There are also no provisions for the granting of extra years of service. Each participant becomes 100% vested in his or her SERP benefit upon the participant’s attainment of age 60 with five years of vesting service or upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change in Control section below. If a participant resigns before vesting, then his or her SERP benefit will be forfeited. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60.

Material assumptions used to calculate the present value of the accumulated benefit are as follows:

•	The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2012;

•	Interest rate of 4.05%;

•	Mortality prescribed in Section 417(e) of the Code for lump sum payments from qualified plans;

•	Form of payment actuarially equivalent to a five-year certain and life benefit; and

•	Payments are guaranteed for the life of the participant.

The table below reflects the present value of the accrued benefit as of December 31, 2012.

2012 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Klein (1)	SERP	—	—	—
Mr. Kelleher	SERP	5.92	939,533	—
Mr. Schneider	SERP	7.33	776,504	—
Mr. Roday	SERP	7.33	1,282,883	—
Mr. Fraizer (2)	SERP	6.83	2,832,488	—

(1)	The SERP was closed to new participants effective January 1, 2010; therefore, Mr. Klein is not eligible for our SERP.
(2)	Following his resignation, we entered into a Separation Agreement with Mr. Fraizer. As part of the Separation Agreement, we provided Mr. Fraizer with early vesting for previously-credited retirement benefits under the SERP. For more information regarding Mr. Fraizer’s Separation Agreement, please see the Compensation Discussion and Analysis above and the Potential Payments upon Termination or Change of Control below.

Non-Qualified Deferred Compensation

The 2012 Non-Qualified Deferred Compensation Table reflects company contributions to the Restoration Plan earned by the named executive officers in 2012.

The company also offers a Deferred Compensation Plan that provides participants with the ability to annually defer receipt of a portion of their base salary and/or annual incentive in order to save and accumulate additional retirement funds on a before-tax basis. As of December 31, 2012, no named executive officers have a balance in the Deferred Compensation Plan.

Retirement and Savings Restoration Plan

Our contributions to non-qualified compensation plans reflected in the 2012 Non-Qualified Deferred Compensation Table consist of contribution credits under the Restoration Plan. The Restoration Plan provides eligible executives, including our named executive officers, with benefits equal to any matching contributions that they are precluded from receiving under the Savings Plan Feature (401(k)) of our Retirement and Savings

Plan as a result of restrictions under the Code. For 2012, we provided a contribution credit equal to 6% of the participant’s eligible pay (salary and annual incentive paid) in excess of the annual compensation limit in Section 401(a)(17) of the Code ($250,000 in 2012). Each of our named executive officers was eligible for these credits except for Mr. Fraizer, who forfeited his Restoration Plan benefits as a result of his resignation.

Effective January 1, 2010, newly hired or newly promoted company officers are eligible for additional contribution credits within the Restoration Plan if he or she is not a participant in the SERP. For those eligible executives, the Restoration Plan provides supplemental benefits equal to the amount of contributions that executives are precluded from receiving under the defined contribution pension feature in addition to the savings feature of our qualified Retirement and Savings Plan due to income limitations under the Code. The eligible officers are also eligible for an additional flat 3% contribution credit on all eligible pay (without regard to the Code limits). Mr. Klein was the only named executive officer eligible for these separate contributions provided under the Restoration Plan.

From the Restoration Plan’s inception in September 2005 until December 2010, all participant accounts were tracked against the American Balanced Fund under the Retirement and Savings Plan. Effective January 1, 2011, eligible executives, including our named executive officers, have the opportunity to track their Restoration Plan contribution credits (balances) against a diverse array of generally available mutual fund investment options.

The Restoration Plan has no provisions for early retirement acceleration or payout. There are also no provisions for the granting of extra years of service. Each participant will generally become 100% vested in his or her Restoration Plan account upon attainment of age 60 or upon termination of employment under certain circumstances, as described in the Potential Payments upon Termination or Change in Control section below. However, vesting for the additional flat 3% contribution credit for eligible officers described above will occur upon attainment of age 60 with five years of vesting service. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service but not earlier than age 60.

2012 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Klein	—	94,721	1,125	—	113,257
Mr. Kelleher	—	59,875	15,702	—	225,075
Mr. Schneider	—	42,314	13,425	—	176,195
Mr. Roday	—	46,685	19,534	—	243,572
Mr. Fraizer	—	—	31,167	—	— (3)

(1)	Reflects company contributions made in 2013, which are based on 2012 earnings. The contributions are reported as compensation for 2012 in the “All Other Compensation” column of the 2012 Summary Compensation Table.
(2)	Aggregate balances reported as of December 31, 2012 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2012 and years prior. For the Restoration Plan, the amount of previously reported compensation includes $17,411 for Mr. Klein, $132,129 for Mr. Kelleher, $49,613 for Mr. Schneider and $103,326 for Mr. Roday.
(3)	Upon his separation, Mr. Fraizer did not meet the eligibility requirements to receive a benefit from the Retirement and Savings Restoration Plan, and therefore forfeited his balance as described in the Potential Payments Upon Termination section below.

Potential Payments upon Termination or Change of Control

The following tables and narrative disclosure summarize (i) the compensation and benefits payable to each of the continuing named executive officers in the event of a termination of such named executive officer’s employment under various circumstances, assuming that such termination was effective as of December 31, 2012, and (ii) the compensation and benefits payable to Michael D. Fraizer pursuant to the Separation Agreement entered into in connection with his resignation as Chairman of the Board and as President and Chief Executive Officer of the company. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be vested upon a named executive officer’s termination, including accrued but unpaid salary, accrued and unused vacation pay, amounts previously earned and deferred under the Deferred Compensation Plan and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) and defined contribution portion of our Retirement and Savings Plan.

Involuntary Termination of Employment (Without a Change in Control)

On October 31, 2012, the Compensation Committee adopted the Genworth Financial, Inc. 2012 Key Employee Severance Plan (the “Severance Plan”), to promote the retention of a selected group of key employees, including our continuing named executive officers, by providing severance benefits in the event their employment is involuntarily terminated under certain circumstances. The Severance Plan shall continue in effect until December 31, 2014. In the event a participating named executive officer is terminated without “cause” or for “good reason” (as such terms are defined in the Severance Plan), the named executive officer would be entitled to receive the following severance benefits:

•

Severance payment. The named executive officer will receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times base salary plus two times target bonus.

•

Pro rata bonus payment. If the termination occurs during the second half of our fiscal year, the named executive officer will receive a lump sum cash payment based on the annual bonus that would have been payable with respect to the fiscal year in which the termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month.

•

Benefits payment. The named executive officer will receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.

•

Partial vesting of equity. Stock options, SARs and other equity awards held by the named executive officer shall become immediately vested as of the participant’s termination, only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment. The remainder of such awards will be forfeited.

•

Continuation of equity exercise period. Vested and unexercised stock options and SARs held by the named executive officer will remain exercisable until the earlier of the first anniversary of the date of the termination or the award’s regular expiration date.

•	Retirement plan provisions. The named executive officer will become fully vested in any funded or unfunded nonqualified pension or deferred compensation plans in which he participates.

To receive severance benefits under the Severance Plan, the executive must execute and deliver to us a general release of claims and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 24 months following a termination of employment for any reason. The following table summarizes the payments and benefits payable to the continuing named executive officers under the Severance Plan in the event of a termination without “cause” or for “good reason” on December 31, 2012. For more information regarding the Severance Plan, please see the Compensation Discussion and Analysis above.

	Mr. Klein	Mr. Kelleher	Mr. Schneider	Mr. Roday
Cash Severance (1)	$2,565,000	$2,925,000	$2,430,000	$2,400,000
Pro Rata Bonus (2)	800,000	500,000	615,000	540,000
Continued Health Coverage (3)	13,040	20,188	20,188	20,188
Partial Equity Vesting – SARs and Options(4)	409,167	389,335	389,335	155,000
Partial Equity Vesting – RSUs(4)	306,663	33,795	58,578	141,947
SERP Vesting (5)	—	939,533	776,504	1,282,883
Restoration Plan Vesting(6)	113,257	225,075	176,195	243,572

Total	$4,207,127	$5,032,926	$4,465,800	$4,783,590

(1)	Reflects a cash severance in the amount of two times pay (base salary plus target annual incentive).
(2)	Reflects pro rata bonus based on actual performance results through the end of 2012.
(3)	Represents a lump sum cash payment equal to the cost of providing 12 months of continued health coverage.
(4)	Reflects the aggregate value (based on the closing price of Genworth common stock on December 31, 2012 of $7.51) of stock options, SARs and other equity awards that would immediately vest as of the executive’s termination (the awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment).
(5)	Reflects the present value of each named executive officer’s accumulated benefits under the SERP, as noted in the 2012 Pension Benefits Table, which would become fully vested.
(6)	Represents the outstanding balance of the Restoration Plan as of December 31, 2012, plus contributions made to the plan in 2013 for qualified earnings in 2012, as noted in the 2012 Non-Qualified Deferred Compensation Table, which would become fully vested.

Involuntary Termination Following a Change of Control

We maintain change of control plans to provide severance benefits to a select group of key executives, including our continuing named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company. If an executive becomes eligible to receive benefits under a change in control plan, he will not be eligible to receive benefits under the Severance Plan.

The Compensation Committee reviews the company’s change of control plans annually. Following such review in 2011, the Compensation Committee decided that there will be no new participants under the 2005 Change of Control Plan, and then adopted a new 2011 Change of Control Plan to offer comparable severance benefits to newly designated key executives. The 2011 Change of Control Plan is identical to the 2005 Change of Control Plan, except that it does not provide participants with any tax gross-up benefits. Mr. Klein, who joined the company in 2011, is currently the only continuing named executive officer participating in the 2011 Change of Control Plan.

Pursuant to the change of control plans, a participating executive would receive payments in the event of an involuntary termination without “cause” or a voluntary resignation with “good reason” that occur within two years following a change of control of the company (each a “Qualified Termination” in the Change of Control Plans). In the event of a Qualified Termination, a participating executive would be eligible to receive certain “Basic Benefits” described below. If a participating executive elects to enter into a non-competition agreement for 18 months following their Qualified Termination, then he or she will be entitled to receive certain “Enhanced Benefits” in addition to the Basic Benefits, each noted in the table below with values as of December 31, 2012.

	Mr. Klein	Mr. Kelleher	Mr. Schneider	Mr. Roday
Basic Benefits
Pro-Rated Annual Incentive (1)	$712,500	$812,500	$675,000	$600,000
Pro-Rated Mid-Term Incentive Awards (cash plan) (2)	312,000	879,000	695,000	350,000
Cash Severance (3)	2,565,000	2,925,000	2,430,000	2,400,000
Stock Option and SAR Vesting (4)	607,500	548,000	548,000	155,000
RSU Vesting (4)	919,975	33,795	58,578	24,408
SERP Vesting (5)	—	939,533	776,504	1,282,883
Restoration Plan Vesting (6)	113,257	225,075	176,195	243,572
Continued Health Coverage (7)	19,560	30,282	30,282	30,282
Continued Life Insurance (8)	17,797	14,603	16,830	84,223
280G Tax Gross-up (9)	N/A	1,643,715	1,584,858	—

Sub-Total	5,267,589	8,051,503	6,991,247	5,170,368

Enhanced Benefits
Enhanced Cash Severance (3)	1,282,500	1,462,500	1,215,000	1,200,000
Enhanced RSU Vesting (4)	—	—	—	117,539

Sub-Total	1,282,500	1,462,500	1,215,000	1,317,539

Total Basic and Enhanced Benefits	$6,550,089	$9,514,003	$8,206,247	$6,487,907

(1)	Lump sum cash payment of the executive officer’s current-year annual incentive. Amounts payable under the change of control plans are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred. For the purposes of this plan and other employee benefits, Mr. Klein’s target award opportunity was calculated as a percentage of his regular 2012 base salary, without including the additional $20,000 per month he received for serving as Acting CEO.
(2)	Represents a pro-rated portion of any outstanding 2010-2012 or 2011-2013 mid-term incentive awards. Amounts payable under the change of control plans are based on the executive officer’s “target” award opportunity, pro-rated for the time worked during the performance period when the termination of employment occurred.
(3)	Basic Benefits: 2.00 times base salary plus 2.00 times target annual incentive for the participating named executive officers. Enhanced Benefits: additional 1.00 times base salary and additional 1.00 times target annual incentive paid upon the expiration of an 18-month non-competition period under the non-competition agreement.
(4)	Amounts reflect the aggregate value (based on the value of Genworth common stock as of December 31, 2012) of time-vested equity awards for which vesting would accelerate under the change of control plans. “Basic Benefits” represent the “spread value” on all unvested stock options and SARs which would become immediately vested and exercisable in full, and the fair market value of all shares underlying unvested RSUs (except those RSUs scheduled to vest upon retirement). “Enhanced Benefits” represent the incremental value of RSUs that vest upon retirement, which would immediately vest upon termination if the executive executes the non-competition agreement.
(5)	Reflects the present value of each participating named executive officer’s accumulated benefits under the SERP, as noted in the 2012 Pension Benefits Table, which would become fully vested.
(6)	Represents the outstanding balance of the Restoration Plan plus contributions made to the plan in 2013 for qualified earnings in 2012, as noted in the 2012 Non-Qualified Deferred Compensation Table, which would become fully vested.
(7)	Represents an estimated value for providing continued medical, dental and hospitalization coverage for 18 months following a Qualified Termination.
(8)	Represents the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(9)	The 2005 Change of Control Plan will provide a gross-up payment for any excise tax due under Section 280G of the Code, except where the total payments to an executive officer exceed the limit defined under Section 280G of the Code by less than 10%. In the instance that an executive’s parachute payments do not exceed the limit in Section 280G of the Code by 10%, then the compensation payable to the executive will be reduced such that the total payments do not exceed the Internal Revenue Service limit (which is referred to as a “modified 280G cut-back”). The amounts in these rows represent a good-faith estimate of potential gross-up payments payable to the participating named executive officers. As a participant in the 2011 Change of Control Plan, Mr. Klein is not eligible for this tax gross-up benefit. Under the 2011 Change of Control Plan, if the executive’s parachute payments exceed the 280G limit, then the compensation payable to the executive will be reduced if doing so would result in the executive retaining a larger after-tax benefit.

Death or Disability

In the event of death or total disability, executive officers (or the designated beneficiary) would generally be eligible for a pro-rated portion of any annual or mid-term incentive awards. The annual incentive amount payable is shown in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table. All other amounts that include accelerated vesting or life insurance benefits are shown in the table below. Assuming a termination due to death or total disability on December 31, 2012, an executive (or the designated beneficiary) would be eligible to receive the following:

•

Equity Awards. In the event of death, all unvested stock options and SARs would become vested and exercisable, and any unvested RSUs would become vested. The treatment for outstanding stock options, SARs and RSUs is the same in the event of termination due to total disability, except that any such equity awards not held for more than a year from the grant date will be cancelled.

•

Mid-Term Incentives. Executives (or the designated beneficiary) would receive a pro-rated portion of any mid-term incentive award in the case of death or disability, based on actual performance at the time of payout.

•

Retirement Programs. Executive officers (or the designated beneficiary) would become vested in the SERP benefits shown in the 2011 Pension Benefits Table and the balance of the Restoration Plan reported in the 2011 Non-Qualified Deferred Compensation Table. Executive officers would also receive the 2013 contribution to the Restoration Plan, which is based on 2012 compensation.

•

Life Insurance Programs. In the event of death, the beneficiary would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the executive would receive one year of continued Leadership Life Program premiums.

The estimated values for these additional benefits are noted in the table below.

	Mr. Klein		Mr. Kelleher		Mr. Schneider		Mr. Roday
	Death	Disability	Death	Disability	Death	Disability	Death	Disability
Stock Options and SARs (1)	$ 607,500	$—	$548,000	$—	$548,000	$—	$155,000	$—
RSUs (1)	919,975	168,975	33,795	33,795	58,578	58,578	24,408	24,408
Mid-Term Incentive Award (2)	312,000	312,000	879,000	879,000	695,000	695,000	350,000	350,000
Restoration Plan (3)	113,257	113,257	225,075	225,075	176,195	176,195	243,572	243,572
Leadership Life (4)	2,000,000	7,136	2,000,000	8,309	2,000,000	6,164	2,000,000	22,008
Executive Life (5)	1,407,500	—	1,407,500	—	1,427,500	—	1,407,500	—

Total	$5,360,232	$601,368	$5,093,370	$1,146,179	$4,905,273	$935,937	$4,180,480	$639,988

(1)	Reflects the aggregate value of equity awards for which vesting would accelerate based on the value of Genworth common stock as of December 31, 2012. Amounts represent the “spread value” of any unvested stock options and SARs and the fair market value of shares underlying any unvested RSUs.
(2)	Reflects a pro-rated portion of mid-term incentives. The target values of the plans are shown as an estimate; however, actual amount received is based on the performance of the full two- and three-year periods and would be paid out on the normal pay out dates.

(3)	Pursuant to the terms of the Restoration Plan, these amounts include contributions to be made on behalf of the continuing named executive officers in 2013 for compensation earned in 2012. These are reported in the 2012 Non-Qualified Deferred Compensation Table.
(4)	Represents death benefits payable to the continuing named executive officer’s beneficiary in the event of death, or the value of one year of continued premium payments in the event of total disability.
(5)	Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the continuing named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.

Retirement

Each of our executive benefit and compensation programs has varying retirement definitions. Assuming a retirement on December 31, 2012, an executive would be eligible to receive the benefits listed below. As of the completion of the last fiscal year, no named executive officers are eligible for retirement under the definitions of retirement for each plan. Assuming a termination on December 31, 2012, a retirement-eligible executive would be eligible to receive the following:

•

Retirement Programs. The definition of retirement for purposes of the SERP is attainment of age 60. The SERP will vest and become payable after a voluntary resignation beginning six months after the separation date. The Restoration Plan vests upon termination if participant is at least age 60 at termination. Benefits will be paid from the Restoration Plan in ten annual installments if the account balance is $50,000 or more at retirement or paid in a lump sum if the account balance is less than $50,000 at retirement.

•

Life Insurance Programs. The definition of retirement under the Leadership Life Program is age 60 with ten years of service. If this eligibility is met, we will continue to pay Leadership Life Program premiums until the latter of age 65 or until a total of ten annual premium payments have been made. For participants under the Executive Life Program prior to January 1, 2007, we will continue to pay the premium if the executive retires at age 60 with ten years of service. For participants joining the Executive Life Program after January 1, 2007, coverage will cease at termination.

•

Equity Awards. All unvested stock option, SAR and RSU awards that have been held for one year at the time of retirement will immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement.

Business Disposition

Some of our equity awards contain provisions for modified vesting if an employee terminates as a result of employment by a successor employer to which we have transferred a business operation (“Business Disposition”). All unvested stock options and SARs noted in the Outstanding Equity Awards at 2012 Fiscal Year-End Table above would continue to vest in accordance with their original vesting schedule, and outstanding stock options and SARs shall expire on the earlier of the original expiration date or five years from the Business Disposition date. All outstanding RSUs would be cancelled immediately upon a Business Disposition.

Separation Payments and Benefits to our Former Chief Executive Officer

On May 1, 2012, Michael D. Fraizer resigned as Chairman of the Board and as President and Chief Executive Officer of the company. Following his resignation, we entered into the Separation Agreement with Mr. Fraizer. The Separation Agreement includes a release by Mr. Fraizer of claims against us and certain related parties as well as certain restrictive covenants binding on Mr. Fraizer, including, without limitation, a covenant not to compete with Genworth for a one-year period following the Separation Date, a covenant not to solicit our employees for a two-year period following the Separation Date, a covenant not to disparage the company, and a covenant protecting our confidential information.

In consideration of the foregoing release and covenants, and in recognition of Mr. Fraizer’s many years of service with the company and its predecessor businesses, we agreed to provide Mr. Fraizer with a one-time lump sum separation payment equal to two times his base salary ($2,250,000 total), payable within 30 days of his separation. We also provided Mr. Fraizer with early vesting for previously-credited retirement benefits under the SERP. The present value of accumulated benefits under the SERP which became fully vested was $2,832,488, as noted in the 2012 Pension Benefits Table above. Mr. Fraizer will be eligible to commence receiving payments under the SERP when he reaches age 60, in accordance with the terms of the SERP.

In addition, an aggregate of 277,804 restricted stock units that vest upon Mr. Fraizer’s retirement, and which were originally granted by GE between 1995 and 2001, and then converted to company RSUs in connection with our 2004 initial public offering, became vested early and settled in shares of our common stock on a one-for-one basis on December 31, 2012. The aggregate value of the shares received upon settlement of the accelerated RSUs was $2,039,081, as noted in the 2012 Options Exercised and Stock Vested Table above.

Also, an aggregate of 400,000 of Mr. Fraizer’s previously vested and outstanding SARs, with a base price of $2.46, and an aggregate of 433,334 previously vested and outstanding SARs, with a base price of $7.80, will remain exercisable until June 29, 2013.

All other outstanding equity awards, totaling 4,541,861 shares underlying those awards, were forfeited by Mr. Fraizer and canceled as of his termination date. Further, Mr. Fraizer forfeited eligibility for his 2012 annual incentive and any outstanding mid-term incentives.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis section above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:

•	a compensation program that is performance-based and measures performance over multiple timeframes;

•	annual incentives that are earned based on a qualitative review of performance against key financial and non-financial objectives;

•	annual long-term equity grants in the form of SARs, whose value depends on increases in stock price following the date of grant; and

•	appropriate risk management practices, including a clawback policy, anti-hedging policy, stock ownership requirements and net hold requirements with respect to equity grants.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2012 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE

COMPENSATION DISCLOSURE RULES OF THE SEC.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2012 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	9,964,805	$10.23	20,654,584
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	9,964,805	$10.23	20,654,584

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan and 2012 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)	Includes shares issuable pursuant to the exercise or conversion of stock options, SARs and RSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2012 ($7.51) over the base price of the SARs.
(3)	Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs that convert to shares of common stock for no consideration. The weighted-average exercise price of outstanding stock options was $11.77. The weighted-average base price of outstanding SARs was $10.91.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee during 2012 had a relationship that requires disclosure as a Compensation Committee interlock.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Our Board of Directors has established a policy, which is set forth in our Governance Principles, that Genworth will not enter into a transaction with a “related person” except in circumstances where there is a verifiable Genworth business interest supporting the transaction and the transaction otherwise meets Genworth’s standards that apply to similar transactions with unaffiliated entities or persons. For purposes of our policy, “related person” means any of our executive officers, directors, nominees for director, any persons known by us to beneficially own in excess of 5% of any class of our voting securities, any person who is an immediate family member of the foregoing and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest. Our policy applies to all transactions with “related persons,” including modifications of previously approved transactions, other than: (1) transactions available to all employees generally; and (2) transactions involving the payment of compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee. The Board has delegated to the Audit Committee the responsibility of establishing policies and procedures for the review and approval of transactions with related persons, and the Audit Committee has established certain key practices related thereto. Our Governance Principles are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Governance Principles” and finally click “Governance Principles” again. Our Audit Committee’s key practices are in writing and can be found in the corporate governance section of our website. To view, go to www.genworth.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee” and finally click “Key Practices.”

EVALUATION OF COMPENSATION PROGRAM RISKS

The Compensation Committee annually reviews with management the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review for 2012 compensation, the Compensation Committee concluded that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all filings required to be made by reporting persons during 2012 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2012, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) in Rule 3200T. The committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2012 for filing with the U.S. Securities and Exchange Commission. This report is provided by the following independent directors, who constitute the committee:

James A. Parke, Chair

Christine B. Mead

Thomas E. Moloney

James S. Riepe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2012 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2012.

We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by the Audit Committee’s charter and applicable SEC rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent auditor for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Audit Committee’s Key Practices and are subject to fee caps. Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

The aggregate fees billed by KPMG in 2012 and 2011 for professional services rendered were:

Type of Fees	2012	2011
	(in millions)
Audit Fees (1)	$9.8	$8.6
Audit-Related Fees (2)	2.3	0.9
Tax Fees (3)	0.1	0.1
All Other Fees (4)	0.1	—

Total	$12.3	$9.6

(1)	Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(3)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals and totaled $89,955 for 2012 and $131,115 for 2011. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities and Genworth did not incur any such fees for 2012 and 2011.
(4)	Fees not considered audit or audit-related, such as the utilization of KPMG’s XME software for regulatory filings in the United Kingdom in 2012 and consultations related to the implementation of Solvency II.

Our Audit Committee has adopted restrictions on our hiring of a KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG as our independent registered public accounting firm to perform the audit of our consolidated financial statements and to attest to the effectiveness of the company’s internal control over financial reporting for 2013. KPMG was our independent registered public accounting firm for the year ended December 31, 2012. The firm is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2013.

GF90365-PS (03/13) ©2013 Genworth Financial, Inc. All rights reserved.

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1. Election of Directors

Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - William H. Bolinder	☐	☐	☐	1.4 - Thomas J. McInerney	☐	☐	☐	1.7 - Thomas E. Moloney	☐	☐	☐
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	For	Against	Abstain		For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐	3. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2013.	☐	☐	☐

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01M3XE

April 11, 2013

To the Stockholders:

Cordially,
/s/ Leon E. Roday
Leon E. Roday
Secretary

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GENWORTH FINANCIAL, INC.

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Martin P. Klein and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders to be held on Wednesday, May 15, 2013, at 2:00 p.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 11, 2013, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

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